Deal Published CUSIP: 96949FAC2

Revolver Published CUSIP: 96949FAD0

Exhibit 10.2

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

among

WILLIAMS-SONOMA, INC.,

as the Borrower,

BANK OF AMERICA, N.A.,

as administrative agent and L/C Issuer,

the Lenders party hereto,

THE BANK OF NEW YORK and WELLS FARGO BANK N.A.,

as co-syndication agents

and

JPMORGAN CHASE BANK, N.A. and UNION BANK OF CALIFORNIA, N.A.,

as co-documentation agents.

dated as of

February 22, 2005

BANC OF AMERICA SECURITIES LLC

Sole Lead Arranger and Sole Book Manager

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

INDEX TO EXHIBITS

EXHIBIT A	Form of Revolving Note
EXHIBIT B	Form of Swingline Note
EXHIBIT C	Form of Assignment and Acceptance
EXHIBIT D	Form of Compliance Certificate
EXHIBIT E	Form of Subsidiary Guaranty
EXHIBIT F	Form of Notice of Borrowings, Conversions, Continuations or Prepayments
EXHIBIT G	Form of Joinder Agreement
EXHIBIT H	Form of Acknowledgment of Intercreditor Agreement

INDEX TO SCHEDULES

Schedule 1	Existing Letters of Credit
Schedule 15.7	Processing and Recordation Fees
Schedule 15.12	Addresses for Notices

-vi-

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of February 22, 2005, is among WILLIAMS-SONOMA, INC., a corporation duly organized and validly existing under the laws of the State of California (the “Borrower”), each of the banks or other lending institutions which is (or which may from time to time become) a party hereto or any successor or assignee thereof pursuant to Section 15.7(b) (individually, a “Lender” and, collectively, the “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as administrative agent for the Lenders (in its capacity as administrative agent, together with its successors in such capacity, the “Agent”) and as L/C Issuer.

R E C I T A L S:

A.    The Borrower has requested that the Lenders extend a $300,000,000 unsecured credit facility to the Borrower in the form of a revolving credit facility to refinance existing debt of the Borrower, finance capital expenditures, provide working capital to the Borrower and its Subsidiaries and for other general corporate purposes.

B.    The Lenders are willing to extend such credit to the Borrower upon the terms and conditions set forth in this Agreement and the other Loan Documents.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.1    Definitions.  Wherever used in this Agreement, the following terms have the following meanings:

“Acknowledgment of Intercreditor Agreement” means an agreement, in substantially the form of Exhibit H, entered into by a Lender pursuant to Section 8.1(a)(vii) or an Eligible Assignee pursuant to Section 15.7(b).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Balances” has the meaning specified in Section 6.4.

“Affected Libor/IBOR Balances” has the meaning specified in Section 6.5.

“Affiliate” means, with respect to any Person, any other Person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds ten percent (10.0%) or more of any class of Capital Stock of such Person; or (c) ten percent (10.0%) or more of the Capital Stock of which is directly or indirectly beneficially owned or held by the Person in question. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of Capital Stock, by contract or otherwise; provided, however, in no event shall the Agent or any Lender be deemed an Affiliate of the Borrower or any Subsidiary of the Borrower.

“Agent” has the meaning specified in the introductory paragraph of this Agreement.

“Agent-Related Persons” means the Agent (including any successor administrative agent), each of the Agent’s Affiliates (including, in the case of Bank of America in its capacity as the Agent, the Arranger) and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” has the meaning specified in the introductory paragraph of this Agreement, as the same may be amended, restated or otherwise modified.

“Applicable Lending Office” means, for each Lender and for each Type of Balance, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Balance in such Lender’s Administrative Questionnaire (or, with respect to a Lender that becomes a party to this Agreement pursuant to an assignment made in accordance with Section 15.7(b), in the Assignment and Acceptance executed by it) or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower by written notice in accordance with the terms hereof as the office by which advances of such Type of Balance are to be made and maintained.

“Applicable Rate” has the meaning specified in Section 4.1.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Acceptance” means an assignment and acceptance, in substantially the form of Exhibit C, entered into by a Lender and an Eligible Assignee pursuant to Section 15.7(b) and accepted by the Borrower (if required) and the Agent.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

“Balance” means any of the Base Rate Balance , a Libor Balance or an IBOR Balance.

“Bank of America” means Bank of America, N.A. and its successors and assigns.

“Bankruptcy Code” has the meaning specified in Section 13.1(e).

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus one-half of one percent (0.50%) and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” Such rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Balance” means the portion of the Loan that bears interest at a rate based upon the Base Rate.

“Base Rate Margin” has the meaning specified in Section 4.2.

“Borrower” has the meaning specified in the introductory paragraph of this Agreement.

“Borrower Materials” has the meaning specified in Section 10.1.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent is located and, if such day relates to any Libor Balance or IBOR Balance, means any such day on which dealings in Dollar deposits are conducted by and between banks in the offshore Dollar interbank market.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property, which obligations are classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP. For purposes of this Agreement, the amount of such Capital Lease Obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” means corporate stock and any and all shares, partnership interests, limited liability company interests, membership interests, equity interests, participations, rights, securities or other equivalent evidences (however designated) of ownership or any options, warrants, voting trust certificates or other instruments evidencing an ownership interest or a right to acquire an ownership interest in a Person (however designated) issued by any entity (whether a corporation, partnership, limited liability company or other type of entity), provided, that in no event shall the term “Capital Stock” include debt securities.

“Cash Collateralize” has the meaning specified in Section 3.7.

“Change of Control” means, with respect to any Person, an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its Subsidiaries, or any Person acting in its capacity as trustee, agent or other fiduciary, or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and

13d-5 under the Securities Exchange Act of 1934, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of fifty percent (50.0%) or more of the membership interests of such Person; or (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) preceding constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clause (i) and clause (ii) preceding constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” has the meaning specified in Section 8.1.

“Code” means the Internal Revenue Code of 1986.

“Commercial Letter of Credit” means any Letter of Credit that is drawable upon presentation of a sight draft and other documents evidencing the sale or shipment of goods purchased by the Borrower and its Subsidiaries in the ordinary course of business.

“Commitment” means, as to each Lender, the obligation of such Lender to (a) make advances of funds pursuant to Section 2.1 and (b) purchase participations in L/C Obligations in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite the name of such Lender on the signature pages hereto (or if applicable, the most recent Assignment and Acceptance executed by such Lender) under the heading “Commitment,” as the same may be reduced or terminated pursuant to Section 2.5 or Section 13.2. The aggregate amount of the Commitments as of the Closing Date equals three hundred million Dollars ($300,000,000).

“Commitment Percentage” means, with respect to each Lender, the percentage equivalent (carried to nine (9) decimal places) of a fraction, the numerator of which is the aggregate amount of the Commitment of such Lender (or if such Commitment has terminated or expired, the outstanding principal amount of the Revolving Loan of such Lender with respect thereto) and the denominator of which is the aggregate amount of the Commitments of all of the Lenders (or if such Commitments have terminated or expired, the outstanding principal amount of the Revolving Loans of all of the Lenders with respect thereto).

“Compliance Certificate” means a certificate in substantially the form of Exhibit D, properly completed and executed by the chief financial officer or Vice President, Finance of the Borrower.

“Continue,” “Continuation” and “Continued” shall refer to the continuation pursuant to Section 4.5, from one Interest Period to the next Interest Period, of a Libor Balance as a Libor Balance or of an IBOR Balance as an IBOR Balance.

“Convert,” “Conversion” and “Converted” shall refer to a conversion pursuant to Section 4.5 or Article 6 of (a) Balances of one Type under the Revolving Loan into Balances of the other Type under the Revolving Loan and (b) Balances of one Type under the Swingline Advances into Balances of the other Type under the Swingline Advances.

“Debt” means, with respect to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with GAAP; (d) all Capital Lease Obligations of such Person; (e) Guarantees by such Person of indebtedness, liabilities or obligations of the kinds described in clauses (a), (b), (c), (d), (f), (g), (h), (i), (j), (k) and (l) of this definition; (f) all indebtedness, liabilities and obligations of the types described in the foregoing clauses (a) through (e) secured by a Lien existing on Property owned by such Person, whether or not the indebtedness, liabilities and obligations secured thereby have been assumed by such Person or are non-recourse to such Person; provided, however, that the amount of such Debt of any Person described in this clause (f) shall, for purposes of this Agreement, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Debt or (ii) the fair market value of the Property encumbered, as determined by the Agent in its discretion; (g) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; (h) all liabilities of such Person in respect of unfunded vested benefits under any Plan (excluding obligations to deliver stock in respect of stock options or stock ownership plans); (i) all vested obligations of such Person for the payment of money under any earn-out, noncompete, consulting or similar arrangements providing for the deferred payment of the purchase price for any property to the extent that any such obligations are, according to GAAP, reflected as a capitalized liability on a balance sheet of such Person; (j) all obligations of such Person to redeem or retire shares of Capital Stock of such Person; (k) all indebtedness, liabilities and obligations of such Person under any Hedge Agreement; and (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP. The Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Debt.

“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Rate” means, in respect of any principal of the Loan or any other amount payable by the Borrower under any Loan Document, a rate per annum equal to the sum of two percent (2.00%), plus the Applicable Rate for the Base Rate Balance as in effect from time to time (provided that for amounts outstanding as Libor Balances or IBOR Balances, the “Default Rate” for such principal shall be two percent (2.00%), plus the Applicable Rate for each Libor

Balance or IBOR Balance, as applicable, for the remainder of the applicable Interest Period as provided in Section 4.1, and, thereafter, the rate provided for above in this definition).

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loan, participations in L/C Obligations or participations in Swingline Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by the Borrower to the Agent for the benefit of the Lenders, as amended or otherwise modified from time to time.

“Dollars” and “$” mean lawful money of the U.S.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of any political subdivision of the United States.

“EBITDAR” means, for any period, the total of the following calculated for the Borrower, without duplication, on a consolidated basis for such period: (a) Net Income; plus (b) any provision for (or less any benefit from) income or franchise taxes to the extent included in the determination of Net Income; plus (c) Interest Expense to the extent included in the determination of Net Income; plus (d) amortization and depreciation expense to the extent included in the determination of Net Income; plus (e) other non-cash, non-recurring charges to the extent included in the determination of Net Income; minus (f) other non-recurring gains to the extent included in the determination of Net Income; plus (g) all lease and rent expense for any real Property to the extent included in the determination of Net Income.

“Eligible Assignee” means: (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Agent, the L/C Issuer and Bank of America (in its capacity as lender of Swingline Advances), and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any and all federal, state and local laws, regulations and requirements regulating health, safety or the environment.

“Environmental Liabilities” means, as to any Person, all indebtedness, liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability or criminal or civil statute, including any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or any Subsidiary of the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower or any Subsidiary of the Borrower.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Libor Rate for each outstanding Libor Balance and the IBOR Rate for each outstanding IBOR Balance shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage. The determination of the Eurodollar Reserve Percentage by the Agent with respect to the Libor Rate and by Bank of America with respect to the IBOR Rate shall be conclusive in the absence of manifest error.

“Event of Default” has the meaning specified in Section 13.1.

“Existing Letters of Credit” means the letters of credit issued by Bank of America and listed on Schedule 1 hereto.

“Facility Fee Rate” has the meaning specified in Section 4.2.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Agent and (c) with respect to determination of the IBOR Rate as of any day and for any Interest Period, the rate for Federal funds transactions of a duration of such Interest Period as determined in accordance with clause (a) and clause (b) preceding by Bank of America.

“Fee Letter” means the certain letter agreement dated as of January 5, 2005 among the Borrower, the Arranger and Bank of America.

“Fiscal Period” means one of the three fiscal periods in a Fiscal Quarter each of which is approximately one calendar month in duration. There are twelve (12) Fiscal Periods in a Fiscal Year.

“Fiscal Quarters” means one of four thirteen (13) week or, if applicable, fourteen (14) week quarters in a Fiscal Year, with the first of such quarters beginning on the first day of a Fiscal Year and ending on the Sunday of the thirteenth (or fourteenth, if applicable) week in such quarter.

“Fiscal Year” means the Borrower’s fiscal year for financial accounting purposes beginning on the Monday following the Sunday nearest January 31 of each year and ending on the Sunday nearest January 31 of the following year. The current (as of the date hereof) Fiscal Year of the Borrower will end on January 29, 2006.

“Fixed Charge Coverage Ratio” means, for any period and determined on a consolidated basis for the Borrower and its Subsidiaries, the ratio of (a) EBITDAR for such period to (b) the sum of each of the following for such period (i) Interest Expense to the extent included in the determination of Net Income plus (ii) lease and rent expense for any real Property.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund” mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, with respect to any Person (the “subject Person”) at any time (without duplication): (a) Debt described in clauses (a), (b), (c), (d), (f) and (g) of the definition of Debt, other than Debt consisting of Undrawn Trade Letters of Credit, and (b) Guarantees by the subject Person of Funded Debt (as described in clause (a) preceding) of any other Person.

“GAAP” means generally accepted accounting principles, applied on a “consistent basis” (as such phrase is interpreted in accordance with Section 1.3), as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.

“Governmental Authority” means any nation or government, any federal, state, county, municipal, parish, provincial, township or other political subdivision thereof, and any department, commission, board, court, agency or other instrumentality or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” means any indebtedness, liability or obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person or indemnifying such other Person for any Debt and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner to the obligee of such Debt the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be equal to the lesser of (y) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or (z) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as mutually determined by the Borrower and the Agent in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Person who is or becomes a party to any Guaranty of the Obligations or any part thereof, including each Domestic Subsidiary of the Borrower who is a party to the Subsidiary Guaranty pursuant to the terms of Article 7.

“Guaranty” means the Subsidiary Guaranty or any other guaranty agreement executed and delivered by a Person in favor of the Agent, for the benefit of the Agent and the Lenders, and any and all amendments, restatements or other modifications thereof, and “Guaranties” means all of such agreements, collectively.

“Hazardous Material” means any substance, product, waste, pollutant, chemical, contaminant, insecticide, pesticide, constituent or material which is or becomes listed, regulated or addressed under any Environmental Law as a result of its hazardous or toxic nature.

“Hedge Agreement” means any agreement, device or arrangement designed to protect a Person from the fluctuations of interest rates, exchange rates or forward rates applicable to its assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap, swap or collar protection agreements and forward rate currency or interest rate options, as the same may be amended or modified and in effect from time to time, and any cancellation, buy-back, reversal, termination or assignment of any of the foregoing.

“IBOR Balance” means any portion of the Swingline Advances that bears interest at a rate based upon the IBOR Rate.

“IBOR Base Rate” means the interest rate at which Bank of America’s Grand Cayman Banking Center, Grand Cayman, British West Indies, would offer Dollar deposits for the applicable Interest Period to other major banks in the offshore Dollar interbank market.

“IBOR Interest Period” means, with respect to any IBOR Balance, each period commencing on the date such Balance is established or Continued or Converted from the Base Rate Balance under the Swingline Advances to an IBOR Balance or the last day of the next preceding Interest Period with respect to such IBOR Balance, and ending one, two, three, four, five, six or seven days thereafter, as the Borrower may select as provided in Section 4.5 or Section 5.3. Notwithstanding the foregoing: (a) each IBOR Interest Period shall end on a Business Day; (b) no Interest Period may extend beyond the Maturity Date; and (c) no more than three (3) IBOR Interest Periods shall be in effect at the same time.

“IBOR Rate” means, with respect to any IBOR Balance for the relevant Interest Period, a rate per annum determined by Bank of America pursuant to the following formula:

IBOR Rate =	IBOR Base Rate
1.00 - Eurodollar Reserve Percentage

“IBOR Rate Margin” has the meaning specified in Section 4.2.

“Indemnified Liabilities” has the meaning specified in Section 15.2.

“Indemnitees” has the meaning specified in Section 15.2.

“Intellectual Property” means any U.S. or foreign patents, patent applications, trademarks, trade names, service marks, brand names, logos and other trade designations (including unregistered names and marks), trademark and service mark registrations and applications, copyrights and copyright registrations and applications, inventions, invention disclosures, protected formulae, formulations, processes, methods, trade secrets, computer software, computer programs and source codes, manufacturing research and similar technical information, engineering know-how, customer and supplier information, assembly and test data drawings or royalty rights.

“Interest Expense” means, for any period and for any Person, the sum of (a) interest expense of such Person calculated without duplication on a consolidated basis for such period in accordance with GAAP, plus (b) interest expenses paid under Hedge Agreements during such period minus (c) interest payments received under Hedge Agreements during such period.

“Interest Period” means a Libor Interest Period or an IBOR Interest Period, as applicable.

“Investments” has the meaning specified in Section 11.5.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Joinder Agreement” means an agreement to be executed by a Person pursuant to the terms of Section 7.2, in substantially the form of Exhibit G.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Commitment Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a borrowing under the Loan.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all outstanding L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph of this Agreement and, as the context requires, includes the L/C Issuer.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a Standby Letter of Credit or a Commercial Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in such form as shall at any time be in use by the L/C Issuer.

“Leverage Ratio” means, as of any period end and determined on a consolidated basis for the Borrower and its Subsidiaries, the ratio of (a) Total Adjusted Funded Debt to (b) EBITDAR.

“Libor Balance” means any portion of the Revolving Loan that bears interest at a rate based upon the Libor Rate.

“Libor Base Rate” means, with respect to any Libor Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Libor Balance being advanced, Continued or Converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

The determination of the Libor Base Rate by the Agent shall be conclusive in the absence of manifest error.

“Libor Interest Period” means with respect to any Libor Balance, each period commencing on the date such Balance is established or Continued or Converted from the Base Rate Balance to a Libor Balance, or the last day of the next preceding Libor Interest Period with respect to such Libor Balance, and ending one week thereafter or on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may select as provided in Section 4.5 or Section 5.3, except that each such Libor Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (a) each Libor Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or if such succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); (b) any Libor Interest Period which would otherwise extend beyond the Maturity Date shall end on the Maturity Date; (c) no more than ten (10) Libor Interest Periods shall be in effect at the same time; and (d) no Libor Interest Period for any Libor Balance shall have a duration of less than one (1) week and, if the Libor Interest Period would otherwise be a shorter period, the related Libor Balance shall not be available hereunder.

“Libor Rate” means, with respect to any Libor Balance for the relevant Interest Period, a rate per annum determined by the Agent pursuant to the following formula:

Libor Rate =	Libor Base Rate
1.00 - Eurodollar Reserve Percentage

“Libor Rate Margin” has the meaning specified in Section 4.2.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority or other encumbrance of any kind or nature whatsoever (including any conditional sale or title retention agreement), whether arising by contract, operation of law or otherwise.

“Loan” means the Revolving Loan and the Swingline Advances.

“Loan Documents” means this Agreement, the Notes, the Subsidiary Guaranty, the Disclosure Letter, any Joinder Agreement and all other agreements, documents and instruments now or hereafter executed and/or delivered pursuant to or in connection with any of the foregoing, and any and all amendments, modifications, supplements, renewals, extensions or restatements thereof (excluding any commitment letter, term sheet or other agreement entered into prior to the Closing Date).

“Margin Adjustment Date” has the meaning specified in Section 4.2.

“Material Adverse Effect” means any material adverse effect, or the occurrence of any event or the existence of any condition that could reasonably be expected to have a material adverse effect, on (a) the business or financial condition, prospects, performance or operations of the Borrower individually or the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower individually or the Borrower and its Subsidiaries taken as a whole to pay and perform the obligations for which it or they, as applicable, are responsible when due or (c) the validity or enforceability of (i) any of the Loan Documents or (ii) the rights and remedies of the Agent or the Lenders under any of the Loan Documents.

“Maturity Date” means the day which is the fifth anniversary of the Closing Date.

“Maximum Rate” has the meaning specified in Section 15.11.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate at any time within the six (6) year period preceding the date hereof or hereafter and which is covered by Title IV of ERISA.

“Net Income” means, for any period and any Person, such Person’s consolidated net income (or loss) determined in accordance with GAAP, but excluding the income of any other Person (other than Subsidiaries) in which such Person or any Subsidiary of such Person has an ownership interest, unless received by such Person or a Subsidiary of such Person in a cash distribution.

“Note Agreement” means that certain Note Agreement Re: $40,000,000 7.20% Senior Notes Due August 8, 2005, dated as of August 1, 1995, entered into by the Borrower and the “Purchasers” party thereto and each other agreement, document or instrument entered into or delivered in connection therewith, as such agreements, documents and instruments may be amended, restated or otherwise modified from time to time.

“Notes” means the Revolving Notes and the Swingline Note.

“Obligations” means any and all (a) obligations, indebtedness and liabilities of the Borrower to the Agent and the Lenders, or any of them, arising pursuant to this Agreement or any other Loan Document or otherwise with respect to the Loan or any Letter of Credit, whether now existing or hereafter arising, whether direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several, including the obligation of the Borrower to repay the Loan, interest on the Loan and all fees, costs and expenses (including Attorney Costs) provided for in the Loan Documents and (b) indebtedness, liabilities and obligations of the Borrower under any Hedge Agreement that the Borrower may enter into with the Agent, any Lender or any of their respective Affiliates if and to the extent that such Hedge Agreement is permitted in accordance with Section 11.1(i).

“Offering Memorandum” means the Confidential Offering Memorandum dated January 2005, prepared and distributed by the Arranger with respect to the syndication of the Commitments and the Loan evidenced by this Agreement.

“Original Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of October 22, 2002, among the Borrower, Bank of America, as agent, and the “Lenders” party thereto which originally provided for credit facilities in an aggregate principal amount of $200,000,000.

“Other Taxes” has the meaning specified in Section 6.6(b).

“Outstanding Amount” means (i) with respect to the Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Loan, as the case may be, occurring on such date and (ii) with respect to L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other change in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursement of any outstanding unpaid drawing under any Letter of Credit or any reduction in the maximum amount available for drawing under any Letter of Credit taking effect on such date.

“Participant” has the meaning specified in Section 15.7(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“Permit” means any permit, certificate, approval order, license or other authorization.

“Permitted Acquisition” means any acquisition of the Capital Stock of a Person or any acquisition of Property which constitutes a significant or material portion of an existing business of a Person, in each case, in a transaction that satisfies each of the following requirements:

(a)    No Default; Certificate of Compliance.  Both before and after giving effect to such acquisition and any advance of the Loan requested to be made in connection therewith, no Default exists or will exist or would result therefrom, and the Borrower shall be in pro forma compliance with Sections 12.1 and 12.2 as of the date of and after giving effect to such acquisition;

(b)    Consideration.  The total consideration (whether classified as purchase price, noncompete payments or otherwise, and including the amount of all Debt incurred, assumed or acquired by the Borrower and its Subsidiaries in connection with such acquisition, and without regard to whether such amount is paid at closing or paid over time and the Dollar value of all other assets, including Capital Stock of the Borrower, to be transferred by the purchaser in connection with such acquisition to the seller or sellers, all valued in accordance with the applicable agreement entered into between the Target and/or the seller and the purchaser) to be paid by the Borrower and its Subsidiaries in connection with all such acquisitions during any Fiscal Year shall not exceed thirty percent (30.0%) of the Borrower’s Tangible Net Worth as of the end of the immediately preceding Fiscal Year;

(c)    Diligence.  The Borrower has completed due diligence to its satisfaction on the Target or the Property to be acquired and has provided the Agent and the Lenders with copies of all agreements and information (including due diligence materials) entered into or received by the Borrower or requested by the Agent or any Lender, as the Required Lenders may reasonably request;

(d)    Structure.  If the proposed acquisition is an acquisition of the Capital Stock of a Target, the acquisition will be structured so that the Target will become a Wholly-Owned Subsidiary; if the proposed acquisition is an acquisition of assets, the acquisition will be structured so that the Borrower or a Wholly-Owned Subsidiary shall acquire such assets; and, if the proposed acquisition is the acquisition of a Person, the Board of Directors of such Person has approved such acquisition;

(e)    Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries shall, as a result of or in connection with any such acquisition, assume or incur any contingent liabilities (whether relating to environmental, tax, litigation or other matters) that could reasonably be expected, as of the date of such acquisition, to result in the existence or occurrence of a Material Adverse Effect; and

(f)    Lines of Business.  The Target shall be engaged in substantially the same line or lines of business, or a business reasonably related or complementary thereto, as the Borrower and its Subsidiaries.

“Permitted Liens” means the Liens permitted by Section 11.2.

“Permitted Sale-Leaseback” means a transaction designed to reduce state tax liability whereby the Borrower or one of its Subsidiaries sells Property to another Person which finances the purchase price of such Property by selling notes to, or otherwise borrowing from, the Borrower or one of its Subsidiaries and leases such Property to the seller in an operating lease transaction.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority or other entity.

“Plan” means any employee benefit plan established or maintained by the Borrower or any ERISA Affiliate and which is subject to Title IV of ERISA.

“Platform” has the meaning specified in Section 10.1.

“Principal Office” – see Schedule 15.12.

“Prohibited Transaction” means any transaction described in Section 406 or 407 of ERISA or Section 4975(c)(1) of the Code for which no statutory or administrative exemption applies.

“Property” means, for any Person, property or assets of all kinds, real, personal or mixed, tangible or intangible (including all rights relating thereto), whether owned or acquired on or after the Closing Date.

“Quarterly Payment Date” means the last Business Day of each March, June, September and December of each year, the first of which shall be March 31, 2005.

“Register” has the meaning specified in Section 15.7(c).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended, modified or supplemented from time to time or any successor regulation therefor.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as the same may be amended, modified or supplemented from time to time or any successor regulation therefor.

“Regulatory Change” means, with respect to any Lender, the occurrence after the date of this Agreement of any of the following: (a) any change (other than with respect to taxes excluded by the first sentence of Section 6.6(a)) in U.S. federal, state or foreign laws, rules, regulations or treaties (including Regulation D); (b) the adoption or making of any guideline, directive or request (other than with respect to taxes excluded by the first sentence of Section 6.6(a)) applying to a class of lenders including such Lender of or under any U.S. federal or state or any foreign laws or regulations (whether or not having the force of law) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof; or (c) any change in the administration, interpretation or application of any law, rule, regulation or treaty (whether or not having the force of law) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching or migration of Hazardous Materials into the indoor or outdoor environment or into or from Property owned or leased by such Person, including the migration of Hazardous Materials through or in the air, soil, surface water, ground water or property, in violation of Environmental Laws.

“Remedial Action” means all actions required under applicable Environmental Laws to (a) clean up, remove, treat or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; provided that “Remedial Action” shall not include such actions taken in the normal course of business and in material compliance with Environmental Laws.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by the PBGC.

“Required Lenders” means any combination of Lenders having more than fifty percent (50.0%) of the sum of the Commitments or, if the Commitments have terminated, the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Revolving Loan” means, as to any Lender, the advances made by such Lender pursuant to Section 2.1 (other than Swingline Advances), and, as to all Lenders, all such advances made or held by the Lenders pursuant to Section 2.1.

“Revolving Notes” means the promissory notes provided for by Section 2.2 (other than the Swingline Note) and all amendments, restatements or other modifications thereof.

“Securities” means any stock, shares, options, warrants, voting trust certificates or other instruments evidencing an ownership interest or a right to acquire an ownership interest in a Person or any bonds, debentures, notes or other evidences of indebtedness for borrowed money, secured or unsecured.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit.

“Subsidiary” means, (a) when used to determine the relationship of a Person (the “parent”) to another Person, a Person (the “subsidiary”) of which an aggregate of more than fifty percent (50.0%) or more of the Capital Stock is owned of record or beneficially by the parent, or by one or more Subsidiaries of the parent, or by the parent and one or more Subsidiaries of the parent, (i) if the holders of such Capital Stock (A) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or other individuals performing similar functions) of the subsidiary, even though the right so to vote has been suspended by the happening of such a contingency or (B) are entitled, as such holders, to vote for the election of a majority of the directors (or individuals performing similar functions) of the subsidiary, whether or not the right so to vote exists by reason of the happening of a contingency or (ii) in the case of Capital Stock which is not issued by a corporation, if such ownership interests constitute a majority voting interest and (b) when used with respect to a Plan, ERISA or a provision of the Code pertaining to employee benefit plans, means, with respect to the parent, any corporation, trade or business (whether or not incorporated) which is under common control with the parent and is treated as a single employer with the parent under Section 414(b) or Section 414(c) of the Code and the regulations thereunder.

“Subsidiary Guarantor” means a Domestic Subsidiary of the Borrower which is a Guarantor hereunder.

“Subsidiary Guaranty” means a guaranty agreement executed and delivered by a Subsidiary of the Borrower in favor of the Agent, for the benefit of the Agent and the Lenders, in substantially the form of Exhibit E, as such guaranty agreement may be amended, restated or otherwise modified from time to time.

“Swingline Advance” has the meaning specified in Section 2.1.

“Swingline Note” means the swingline promissory note provided for by Section 2.2 and all amendments, restatements or other modifications thereof.

“Tangible Net Worth” means the Borrower’s (a) consolidated shareholders’ equity (including Capital Stock, additional paid-in capital and retained earnings) minus (b) all consolidated intangible assets, each as determined in accordance with GAAP.

“Target” means the Person who is to be acquired or whose assets are to be acquired by the Borrower or a Wholly-Owned Subsidiary in connection with a Permitted Acquisition.

“Taxes” has the meaning specified in Section 6.6.

“Termination Event” means (a) a Reportable Event, (b) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA or (c) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA or the appointment of a trustee to administer any Plan.

“Total Adjusted Funded Debt” means, as of any date of determination, with respect to the Borrower and its Subsidiaries, (a) the average outstanding principal balance of all Funded Debt of such Persons as of the end of each of the immediately preceding twelve (12) Fiscal Periods, plus (b) without duplication, all lease and rent expense for any real Property for the preceding four (4) Fiscal Quarters multiplied by eight (8).

“Total Debt to Capitalization Ratio” means, as of any date of determination, with respect to the Borrower and its Subsidiaries, that ratio of (a) all Debt of the Borrower and its Subsidiaries at such time to (b) the sum at such time of (i) the Borrower’s shareholders’ equity (including Capital Stock, additional paid-in capital and retained earnings), as determined in accordance with GAAP, plus (ii) all Debt of the Borrower and its Subsidiaries.

“Total Outstandings” means the aggregate Outstanding Amount of the Loan and all L/C Obligations.

“Type” means any type of Balance (i.e., a Base Rate Balance, a Libor Balance or an IBOR Balance).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of California.

“Undrawn Trade Letter of Credit” means any outstanding commercial or documentary letter of credit issued for the account of the Borrower or any Subsidiary of the Borrower under which (a) a drawing for payment has not been made by the beneficiary, (b) a drawing for payment has been made by the beneficiary and was timely paid by the Borrower or such Subsidiary in accordance with the terms thereof and a balance remains undrawn pursuant to the terms thereof or (c) a drawing has been made and remains unpaid by the Borrower or such Subsidiary and such drawing has been outstanding for a period not in excess of three (3) Business Days.

“Unfunded Vested Accrued Benefits” means, with respect to any Plan at any time, the amount (if any) by which (a) the present value of all vested nonforfeitable benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan.

“Unreimbursed Amount” has the meaning set forth in Section 3.3(a).

“U.S.” means the United States of America.

“Utilization Fee Rate” has the meaning specified in Section 4.2.

“Voting Stock” means Capital Stock of a Person having by the terms thereof ordinary voting power to elect a majority of the board of directors (or similar governing body) of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned Subsidiary” means any Subsidiary of the Borrower that is owned 100% by the Borrower and/or a Subsidiary of the Borrower.

Section 1.2    Other Interpretive Provisions.

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    (i)    The words “hereof”, “herein”, “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article, Exhibit, Section and Schedule references pertain to Articles, Exhibits, Sections and Schedules of this Agreement.

(ii)    The term “including” is not limiting and means “including without limitation.”

(iii)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(c)    Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(d)    This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or any Lender by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their sole discretion.”

(e)    Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

Section 1.3    Accounting Terms and Determinations.  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Agent and the Lenders hereunder shall be prepared, in accordance with GAAP on a “consistent basis” with those used in the preparation of the financial statements referred to in Section 9.2, as adjusted as appropriate to account for the SEC staff interpretation referred to in item 1 of Schedule 9.2 of the Disclosure Letter. All calculations made for the purposes of determining compliance with the provisions of this Agreement shall be made by application of GAAP on a “consistent basis” with those used in the preparation of the financial statements referred to in Section 9.2. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period. Changes in the application of accounting principles which do not have a material impact on calculating the financial covenants herein shall be deemed comparable in all material respects to accounting principles applied in a preceding period. To enable the ready and consistent determination of compliance by the Borrower with its obligations under this Agreement, the Borrower will not, nor will it permit any of its Subsidiaries to, change the manner in which either the last day of its Fiscal Year or the last day of each of the first three Fiscal Quarters of its Fiscal Year is determined without the prior written consent of the Required Lenders. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

Section 1.4    Time of Day.  Unless otherwise indicated, all references in this Agreement to times of day shall be references to San Francisco, California time.

Section 1.5    Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE 2

Credit Facility

Section 2.1    Commitments.  Subject to the terms and conditions of this Agreement, each Lender severally agrees to make advances to the Borrower from time to time, subject to the provisions of Section 2.4, from the Closing Date to the Maturity Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of such Lender’s Commitment as then in effect; provided, however, (a) the aggregate Outstanding Amount of (i) the Revolving Loan outstanding applicable to a Lender plus such Lender’s Commitment Percentage of the Outstanding Amount of all L/C Obligations shall not at any time exceed such Lender’s Commitment and (ii) the Loan (inclusive of such Lender’s obligation to make advances under the Revolving Loan to pay Swingline Advances) outstanding applicable to a Lender plus such Lender’s Commitment Percentage of the Outstanding Amount of all L/C Obligations shall not at any time exceed such Lender’s Commitment and (b) the Total Outstandings shall not at any time exceed the aggregate Commitments. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrower may borrow, prepay and reborrow hereunder the amount of the Commitments and may establish a Base Rate Balance and Libor Balances thereunder and, until the Maturity Date, the Borrower may Continue Libor Balances established under the Revolving Loan or Convert Balances established under the Revolving Loan as either Libor Balances or Base Rate Balances into Base Rate Balances or Libor Balances, as applicable. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may from time to time request, and Bank of America may in its discretion from time to time advance (but shall in no event be obligated to advance), revolving loans which are to be funded solely by Bank of America (the “Swingline Advances”); provided, however, that (i) the aggregate principal amount of the Swingline Advances outstanding at any time shall not exceed fifteen million Dollars ($15,000,000) and the Total Outstandings shall not exceed the aggregate principal amount of the Commitments and (ii) Bank of America shall give the Agent and each Lender written notice of the aggregate outstanding principal amount of the Swingline Advances upon the written request of the Agent or any Lender (but no more often than once every calendar quarter). Furthermore, upon one (1) Business Day’s prior written notice given by Bank of America to the Agent and the other Lenders at any time and from time to time (including at any time following the occurrence of a Default or an Event of Default) and, in any event, without notice on the Business Day immediately preceding the Maturity Date, each Lender (including Bank of America) severally agrees, irrevocably and unconditionally, as provided in the first sentence of this Section 2.1, and notwithstanding anything to the contrary contained in this Agreement, any Default or Event of Default or the inability or failure of the Borrower or any of its Subsidiaries to satisfy any condition precedent to funding any advance under the Loan contained in Article 8 (which conditions precedent shall not apply to this sentence), to make an advance under the Revolving Loan, in the form of a Base Rate Balance, in an amount equal to its Commitment Percentage of the aggregate principal amount of the Swingline Advances then outstanding, and the proceeds of such advance under the Revolving Loan shall be promptly paid by the Agent to Bank of America and applied as a repayment of the aggregate principal amount of the Swingline Advances then outstanding. Subject to the other terms and provisions of this Agreement, the Borrower may borrow, prepay and reborrow hereunder the Swingline Advances and may establish a Base Rate Balance and IBOR Balances thereunder and, until the Maturity Date, the Borrower may Continue IBOR Balances established under the Swingline Advances or Convert Balances established under the Swingline Advances as either IBOR Balances or Base Rate Balances into Base Rate Balances or IBOR Balances, as applicable. Each Type of Balance under the Loan advanced by each Lender shall be established and maintained at such Lender’s Applicable Lending Office for such Type of Balance.

Section 2.2    Notes.  The portion of the Revolving Loan made by each Lender shall be evidenced by a single promissory note of the Borrower, in substantially the form of Exhibit A (a “Revolving Note”), payable to the order of such Lender, in the maximum principal amount equal to such Lender’s Commitment as originally in effect (or, if greater, its Commitment as thereafter increased) and otherwise duly completed, and the Swingline Advances made by Bank of America shall be evidenced by a single promissory note of the Borrower in the maximum original principal amount of fifteen million Dollars ($15,000,000) payable to the order of Bank of America in substantially the form of Exhibit B (the “Swingline Note”), dated the Closing Date.

Section 2.3    Repayment of Loan.  The Borrower shall pay to the Agent, for the account of the Lenders, (a) the prepayments of the Loan required pursuant to Section 5.4(a) and (b) the outstanding principal amount of the Loan on the Maturity Date.

Section 2.4    Use of Proceeds.  Subject to the terms of this Agreement, the proceeds of the Loan shall be used by the Borrower (a) to renew the Borrower’s existing indebtedness under the Original Agreement, (b) to finance capital expenditures by the Borrower and (c) for general corporate purposes, including to finance working capital requirements of the Borrower and its Subsidiaries, arising in the ordinary course of business.

Section 2.5    Termination or Reduction of Commitments.  The Borrower shall have the right to terminate fully or to reduce in part the unused portion of the Commitments at any time and from time to time, provided that: (a) the Borrower shall not have the right to terminate or reduce in part any unused portion of the Commitments that could or may be required to be advanced by the Lenders to refinance Swingline Advances then outstanding; (b) the Borrower shall give the Agent at least three (3) Business Days’ notice of each such termination or reduction as provided in Section 5.3; and (c) each partial reduction shall be in an aggregate amount at least equal to $10,000,000 or any multiple of $5,000,000 in excess thereof. The Commitments may not be reinstated after they have been terminated or reduced.

Section 2.6    Increase of Commitments.

(a)    Upon notice to the Agent (who shall promptly notify the Lenders), the Borrower may, from time to time prior to the day which is the fifty-four (54) month anniversary of the Closing Date, request an increase in the aggregate Commitments up to an aggregate of $400,000,000; provided that, in the event the Borrower has reduced the Commitments pursuant to Section 2.5, the amount of any increase in the Commitments pursuant to this Section 2.6 shall not exceed $100,000,000. At the time of sending such notice, the Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond to such request. Each Lender shall respond within such time period to the Agent as to whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to or less than its Commitment Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also (i) request that one or more other Lenders, in their sole and absolute discretion, nonratably increase their Commitment(s) and/or (ii) invite additional Eligible Assignees to become Lenders under the terms of this Agreement.

(b)    If any Commitments are increased in accordance with this Section, the Agent and the Borrower shall determine the effective date of such increase (the “Increase Effective Date”). The Agent and the Borrower shall promptly confirm in writing to the Lenders the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Borrower shall deliver to the Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower and each Guarantor approving or consenting to such increase, (ii) including a Compliance Certificate demonstrating pro forma compliance with Section 12.1 after giving effect to such increase and (iii) certifying that before and after giving effect to such increase, the representations and warranties contained in Article 9 are true and correct on and as of the Increase Effective Date and no Default exists. The Borrower shall deliver new or amended Notes reflecting the new or increased Commitment of each new or affected Lender as of the Increase Effective Date. The Borrower shall prepay any Libor Balances outstanding on the Increase Effective Date (and pay any costs incurred in connection with such prepayment pursuant to Section 6.5) to the extent necessary to keep outstanding Balances ratable with any revised Commitment Percentages arising from any nonratable increase in the Commitments under this Section.

(c)    This Section shall supersede any provision in Section 15.10 to the contrary.

ARTICLE 3

Letters of Credit

Section 3.1    The Letter of Credit Commitment.

(a)    Subject to the terms and conditions set forth herein, (i) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Article 3, (A) from time to time on any Business Day during the period from the Closing Date until the Maturity Date, to issue Letters of Credit for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 3.2, and (B) to honor drawings under the Letters of Credit and (ii) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Total Outstandings would exceed the aggregate Commitments or (y) the aggregate Outstanding Amount of the portion of the Loan made by any Lender, plus such Lender’s Commitment Percentage of the Outstanding Amount of all L/C Obligations would exceed the amount of such Lender’s Commitment. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving and, accordingly, the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and, from and after the Closing Date, shall be subject to and governed by the terms and conditions hereof; without limiting the foregoing, each Lender shall be deemed to have purchased from the L/C Issuer a risk participation in each Existing Letter of Credit on the Closing Date pursuant to Section 3.2(b).

(b)    The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any law, rule or regulation applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(ii)    subject to Section 3.2(c), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date;

(iii)    the expiry date of such requested Letter of Credit would occur more than one year after the Maturity Date, unless all Lenders have approved such expiry date;

(iv)    the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(v)    except as otherwise agreed by the Agent and the L/C Issuer, such Letter of Credit is in an initial amount less than $250,000 or is to be denominated in a currency other than Dollars; or

(vi)    a default of any Lender’s obligations to fund under Section 3.3 exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(c)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (i) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(d)    The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Agent in Article 14 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article 14 included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

Section 3.2    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(a)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for the initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Letter of Credit Application, as the L/C Issuer or the Agent may require.

(b)    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 8 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue such Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into such amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Letter of Credit.

(c)    If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonextension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than one year after the Maturity Date; provided that the L/C Issuer shall not permit any such extension if (i) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 3.1(b) or otherwise) or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Nonextension Notice Date (A) from the Agent that the Required Lenders have elected not to permit such extension or (B) from the Agent, any

Lender or the Borrower that one or more of the applicable conditions specified in Section 8.2 is not then satisfied.

(d)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.

Section 3.3    Drawings and Reimbursements; Funding of Participations.

(a)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Agent of its receipt of such notice and the amount of the requested drawing. Within one (1) Business Day of the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”) and the amount of such Lender’s Commitment Percentage thereof. In such event, the Borrower shall be deemed to have requested a borrowing to be disbursed on the Honor Date of an amount of the Loan in an amount equal to the Unreimbursed Amount (which amount shall be a Base Rate Balance), without regard to the minimum and multiples specified in Section 5.2 for the principal amount of borrowings, but subject to the amount of the unutilized portion of the aggregate Commitments and the conditions set forth in Section 8.2. Any notice given by the L/C Issuer or the Agent pursuant to this Section 3.3(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(b)    Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 3.3(a) make funds available to the Agent for the account of the L/C Issuer at the Principal Office in an amount equal to its Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 3.3(c), each Lender that so makes funds available shall be deemed to have made a portion of the Loan available to the Borrower in such amount, which portion shall be a Base Rate Balance. The Agent shall remit the funds so received to the L/C Issuer.

(c)    With respect to any Unreimbursed Amount that is not fully refinanced by a borrowing of portions of the Loan because the conditions set forth in Section 8.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Agent for the account of the L/C Issuer pursuant to Section 3.3(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Article 3.

(d)    Until each Lender funds its portion of the Loan or an L/C Advance pursuant to this Section 3.3 to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of the L/C Issuer.

(e)    Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 3.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make available portions of the Loan pursuant to this Section 3.3 is subject to the conditions set forth in Section 8.2. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(f)    If any Lender fails to make available to the Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 3.3 by the time specified in Section 3.3(b), the L/C Issuer shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (f) shall be conclusive absent manifest error.

Section 3.4    Repayment of Participations.

(a)    At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 3.3, if the Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Agent), the Agent will distribute to such Lender its Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Agent.

(b)    If any payment received by the Agent for the account of the L/C Issuer pursuant to Section 3.3(a) is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be returned (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Agent for the account of the L/C Issuer its Commitment Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 3.5    Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement or any other agreement or instrument relating hereto or thereto;

(ii)    the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, so long as any such document appeared to comply with the terms of such Letter of Credit, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    any payment by the L/C Issuer in good faith under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy or insolvency law; or

(v)    any other circumstance or happening whatsoever where the L/C Issuer has acted in good faith.

The Borrower shall examine a copy of each Letter of Credit and each amendment thereto that is delivered to it within one Business Day of such delivery and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

Section 3.6    Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificate or document expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Agent, any of their respective Related Parties nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Agent, any of their respective Related Parties nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 3.5; provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Section 3.7    Cash Collateral.  If, as of the Maturity Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest-bearing deposit accounts at Bank of America.

Section 3.8    Applicability of ISP and UCP.  Unless otherwise specified in an Existing Letter of Credit (or any renewal thereof) or expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (i) the rules of the ISP shall apply to each Standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Commercial Letter of Credit.

Section 3.9    Letter of Credit Fees.  The Borrower shall pay to the Agent for the account of each Lender in accordance with its Commitment Percentage a Letter of Credit fee for each Letter of Credit equal to (x) in the case of each Standby Letter of Credit, the Libor Rate Margin times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and (y) in the case of each Commercial Letter of Credit, 50% of the Libor Rate Margin times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit); provided that, while any Event of Default exists, the rate per annum for Letter of Credit fees shall be increased by 2%. Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable (i) on each Quarterly Payment Date, commencing with the first such date to occur after the issuance of such Letter of Credit, (ii) on the Maturity Date, (iii) if any Letters of Credit are outstanding on the Maturity Date, on the date on which the last of such Letters of Credit to be outstanding expires or terminates and (iv) on the date on which the Agent takes any action described in Section 13.2(a), (b) or (c) (or on which any of such actions occurs automatically pursuant to the proviso to Section 13.2) and thereafter on demand. If there is any change in the Libor Rate Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Libor Rate Margin separately for each period during such quarter that such Applicable Rate was in effect. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5.

Section 3.10    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit equal to 0.10% per annum times the daily maximum amount available to be drawn on such Letter of Credit, computed for each day such Letter of Credit is outstanding, payable (i) on each Quarterly Payment Date, commencing with the first such date to occur after the issuance of such Letter of Credit, (ii) on the Maturity Date, (iii) if any Letters of Credit are outstanding on the Maturity Date, on the date on which the last of such Letters of Credit to be outstanding expires or terminates and (iv) on the date on which the Agent takes any action described in Section 13.2(a), (b) or (c) (or on which any of such actions occurs automatically pursuant to the proviso to Section 13.2) and thereafter on demand. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

Section 3.11    Conflict with Letter of Credit Application.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control. Notwithstanding the terms of any Letter of Credit Application for a Commercial Letter of Credit, in no event may the Borrower extend the time for reimbursing any drawing under a Commercial Letter of Credit by obtaining a bankers’ acceptance from the L/C Issuer.

Section 3.12    Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligation of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

ARTICLE 4

Interest and Fees

Section 4.1    Interest Rate.  The Borrower shall pay to the Agent, for the account of each Lender (including Bank of America with respect to the Swingline Advances), interest on the unpaid principal amount of the Loan made by such Lender for the period commencing on the date of the initial advance under the Loan to the date the Loan is due, at a fluctuating rate per annum equal to the Applicable Rate. The term “Applicable Rate” means:

(a)    during the period that the Loan or any portion thereof is outstanding as a Base Rate Balance, the Base Rate, plus the Base Rate Margin;

(b)    during the period that the Revolving Loan or any portion thereof is outstanding as a Libor Balance or as Libor Balances, the Libor Rate, plus the Libor Rate Margin; and

(c)    during the period that any Swingline Advance is outstanding as an IBOR Balance or as IBOR Balances, the IBOR Rate, plus the IBOR Rate Margin.

Section 4.2    Determinations of Margins and Facility Fee Rate.  From the Closing Date to the first Margin Adjustment Date, the margins identified in Section 4.1 shall be as follows: (a) the margin of interest payable with respect to the Base Rate Balance (the “Base Rate Margin”) shall be 0.00%; (b) the margin of interest payable with respect to the Libor Balance (the “Libor Rate Margin”) shall be 0.375%; and (c) the margin of interest payable with respect to the IBOR Balance (the “IBOR Rate Margin”) shall be 0.375%. From the Closing Date until the first Margin Adjustment Date, the percentage used to determine fees payable under Section 4.6 (the “Facility Fee Rate”) shall be 0.125% and the percentage used to determine fees payable under Section 4.8 (the “Utilization Fee Rate”) shall be 0.125%. Upon delivery of the certificate required pursuant to Section 10.1(c) after the end of each Fiscal Quarter commencing with such certificate delivered for the Fiscal Quarter ending January 30, 2005, the Facility Fee Rate, the Base Rate Margin, the Libor Rate Margin, the IBOR Rate Margin and the Utilization Fee Rate shall automatically be adjusted to the fee or rate, as applicable, corresponding to the Leverage Ratio (determined for the preceding twelve (12) Fiscal Periods then ending) of the Borrower set forth in the following table, such automatic adjustment to take effect as of the first day of the calendar month following the date on which such certificate is delivered (the “Margin Adjustment Date”).

LEVERAGE RATIO	FACILITY FEE RATE	LIBOR RATE MARGIN	IBOR RATE MARGIN	UTILIZATION FEE RATE	BASE RATE MARGIN
Greater than or equal to 3.25 to 1.00	0.200%	0.80%	0.80%	0.250%	0.00%
Greater than or equal to 2.75 to 1.00 but less than 3.25 to 1.00	0.175%	0.70%	0.70%	0.125%	0.00%
Greater than or equal to 2.25 to 1.00 but less than 2.75 to 1.00	0.150%	0.475%	0.475%	0.125%	0.00%
Greater than or equal to 1.75 to 1.00 but less than 2.25 to 1.00	0.125%	0.375%	0.375%	0.125%	0.00%
Less than 1.75 to 1.00	0.10%	0.30%	0.30%	0.10%	0.00%

If the Borrower fails to deliver such certificate with respect to any Fiscal Quarter which sets forth the Leverage Ratio within the period of time required by Section 10.1(c): (x) each of the Libor Rate Margin and the IBOR Rate Margin (each for Interest Periods commencing after the applicable Margin Adjustment Date) shall automatically be adjusted to 0.80% per annum; (y) the Facility Fee Rate shall automatically be adjusted to 0.20% per annum; and (z) the Utilization Fee Rate shall automatically be adjusted to 0.25% per annum. The automatic adjustments provided for in the preceding sentence shall take effect as of the date on which the referenced certificate is due and shall remain in effect until otherwise adjusted on the date such certificate is actually received in accordance herewith.

Section 4.3    Payment Dates.  Accrued interest on the Loan shall be due and payable as follows: (a) in the case of the Base Rate Balance, on each Quarterly Payment Date and on the Maturity Date; and (b) in the case of each Libor Balance and each IBOR Balance, (i) on the last day of the Interest Period with respect thereto, (ii) in the case of an Interest Period greater than three (3) months, at three (3) month intervals after the first day of such Interest Period and (iii) on the Maturity Date.

Section 4.4    Default Interest.  Notwithstanding anything to the contrary contained in this Agreement, during the existence of an Event of Default, the Borrower will pay to the Agent for the account of each Lender interest at the applicable Default Rate on any principal of the Loan made by such Lender and (to the fullest extent permitted by law) any other amount payable by the Borrower under any Loan Document to or for the account of the Agent or such Lender.

Section 4.5    Conversions and Continuations of Balances.  Subject to Section 5.2,

(a)    with respect to Balances under the Revolving Loan, the Borrower shall have the right from time to time to Convert all or part of either the Base Rate Balance or the Libor Balance into a Balance of the other Type or to Continue Libor Balances in existence as Libor Balances, provided that: (i) the Borrower shall give the Agent notice of each such Conversion or Continuation as provided in Section 5.3; (ii) subject to Article 6, a Libor Balance may only be Converted on the last day of the Interest Period therefor; and (iii) except for Conversions into the Base Rate Balance, no Conversions or Continuations shall be made without the consent of the Agent and the Required Lenders at any time during the existence of a Default and

(b)    with respect to Balances under the Swingline Advances, the Borrower shall have the right from time to time to Convert all or part of either the Base Rate Balance or the IBOR Balance into a Balance of the other Type or to Continue IBOR Balances in existence as IBOR Balances, provided that: (i) the Borrower shall give the Agent notice of each such Conversion or Continuation as provided in Section 5.3; (ii) subject to Article 6, an IBOR Balance may only be Converted on the last day of the Interest Period therefor; and (iii) except for Conversions into the Base Rate Balance, no Conversions or Continuations shall be made without the consent of the Agent and Bank of America at any time during the existence of a Default.

Section 4.6    Facility Fee.  For the period from the Closing Date to the Maturity Date, the Borrower agrees to pay to the Agent for the account of each Lender, pro rata according to its Commitment Percentage, a facility fee equal to the Facility Fee Rate (determined according to the provisions of Section 4.2) multiplied by the aggregate amount of the Commitments (regardless of usage). Accrued facility fees under this Section shall be payable in arrears on each Quarterly Payment Date, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The facility fee shall accrue at all times, including at any time during which one or more of the conditions in Article 8 is not met.

Section 4.7    Administrative Fee.  The Borrower agrees to pay to the Agent on the Closing Date and on each anniversary thereof the administrative fee described in the Fee Letter.

Section 4.8    Utilization Fee.  The Borrower shall pay to the Agent for the account of each Lender in accordance with its Commitment Percentage, a utilization fee equal to the Utilization Fee Rate (determined according to the provisions of Section 4.2) times the Total Outstandings on each day that the Total Outstandings exceed 50% of the actual daily amount of the aggregate Commitments then in effect (or, if terminated, in effect immediately prior to such termination). The utilization fee shall be due and payable quarterly in arrears on each Quarterly Payment Date, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The utilization fee shall be calculated quarterly in arrears and if there is any change in the Utilization Fee Rate during any quarter, the daily amount shall be computed and multiplied by the Utilization Fee Rate for each period during which such Utilization Fee Rate was in effect. The utilization fee shall accrue at all times, including at any time during which one or more of the conditions in Article 8 is not met.

Section 4.9    Computations.  Interest and fees payable by the Borrower hereunder and under the other Loan Documents shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) in the period for which interest is payable unless such calculation would result in a rate that exceeds the Maximum Rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be. Notwithstanding anything to the contrary contained in this Section, interest payable by the Borrower hereunder and under the other Loan Documents with respect to the Base Rate Balance shall be computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed (including the first day but excluding the last day) in the period for which interest is payable. Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Agent will, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate and the resulting interest rate.

ARTICLE 5

Administrative Matters

Section 5.1    Borrowing Procedure.  The Borrower shall give the Agent, and the Agent will give the Lenders, notice of each borrowing under the Commitments in accordance with Section 5.3. Not later than 10:00 a.m. on the date specified for each borrowing under the Commitment, each Lender will make available the amount of the Loan to be advanced by it on such date to the Agent, at the Principal Office, in immediately available funds, for the account of the Borrower. The amounts received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by 1:00 p.m. at the Borrower’s direction by transferring the same, in immediately available funds by wire transfer, automated clearinghouse transfer or interbank transfer to (a) a bank account of the Borrower designated by the Borrower in writing or (b) a Person or Persons designated by the Borrower in writing; provided that if, on the date the notice of borrowing with respect to such borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

Section 5.2    Minimum Amounts.  Each borrowing under the Commitments shall be in an amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof except that in the case of a Swingline Advance such borrowing may be in an amount equal to $250,000 or an integral multiple of $250,000 in excess thereof. Except for Conversions and prepayments pursuant to Section 5.4(a) and Article 6, each Conversion and prepayment of principal of the Loan shall be in an amount equal to the minimum amounts set forth in the preceding sentence. Notwithstanding the foregoing, each borrowing or Continuation under the Commitments as a Libor Balance or an IBOR Balance (as applicable) and each Conversion of amounts outstanding as all or a portion of the Base Rate Balance to a Libor Balance or an IBOR Balance (as applicable) shall be in an amount equal to the minimum amounts set forth for borrowings in this Section.

Section 5.3    Certain Notices.

(a)    Notices by the Borrower to the Agent of terminations or reductions of Commitments, of borrowings, Conversions, Continuations and prepayments of the Loan and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Agent not later than 10:00 a.m. on the Business Day prior to the date of the relevant termination, reduction, borrowing, Conversion, Continuation or prepayment as specified below:

Notice	Number of Business Days Prior
Borrowing, Conversions, Continuations and prepayment of Swingline Advances	0

Borrowing of the Revolving Loan as all or a portion of the Base Rate Balance	1

Borrowing of the Revolving Loan as a Libor Balance	3

Conversions or Continuations of Balances under the Revolving Loan and termination or reduction of Commitments	3

Prepayment of the Revolving Loan which is all or a portion of the Base Rate Balance	1

Prepayment of the Revolving Loan which is a Libor Balance	3

Any notices of the type described in this Section which are received by the Agent after the applicable time set forth above on a Business Day shall be deemed to be received and shall be effective on the next Business Day. Each such notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation or prepayment shall be in the form of Exhibit F, appropriately completed by an authorized representative of the Borrower, and shall specify: (i) the amount of the Loan to be borrowed or prepaid or the Balances to be Converted or Continued; (ii) the amount (subject to Section 5.2) to be borrowed (and whether any of such borrowing will be a Swingline Advance), Converted, Continued or prepaid; (iii) in the case of a Conversion, the Type of Balance to result from such Conversion; (iv) in the case of a borrowing, the Type of Balance or Balances to be applicable to such borrowing and the amounts thereof; (v) in the event a Libor Balance or an IBOR Balance is selected, the duration of the Interest Period therefor; and (vi) the date of borrowing, Conversion, Continuation or prepayment (which shall be a Business Day).

(b)    Any notices by the Borrower of the type described in this Section may be made orally or in writing and, if made orally, must be confirmed immediately in writing (which may be by telecopy, provided that such telecopy is promptly followed by delivery of an original signed notice) on the same Business Day on which such oral notice is given; provided that any such oral notice shall be deemed to be controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice. The Agent shall notify the affected Lenders of the contents of each such notice on the date of its receipt of the same or, if received after the applicable time set forth above on a Business Day, on the next Business Day. In the event the Borrower fails to select the Type of Balance applicable to a borrowing of the Loan, or the duration of any Interest Period for any Libor Balance or IBOR Balance, within the time period and otherwise as provided in this Section, such Balance (if outstanding as a Libor Balance or an IBOR Balance) will be automatically Converted into the Base Rate Balance on the last day of the Interest Period for such Libor Balance or IBOR Balance or (if outstanding as a portion of the Base Rate Balance) will remain as, or (if not then outstanding) will be made as, a portion of the Base Rate Balance. The Borrower may not borrow under the Loan as a Libor Balance or an IBOR Balance, Convert any portion of the Base Rate Balance into Libor Balances or IBOR Balances, Continue any Libor Balance as a Libor Balance or Continue any IBOR Balance as an IBOR Balance if the Applicable Rate for such Libor Balance or IBOR Balance (as applicable) would exceed the Maximum Rate.

Section 5.4    Prepayments.

(a)    Mandatory.

(i)    Overadvance.  If for any reason the Total Outstandings at any time exceed the aggregate Commitments then in effect, the Borrower shall, within one Business Day after the occurrence thereof, prepay the Loan in an amount equal to such excess and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess or do a combination of the foregoing in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 5.4(a) unless after the prepayment in full of the Loan the Total Outstandings exceed the aggregate Commitments then in effect.

(ii)    Swingline Advances.  Within one (1) Business Day after any demand therefor by the Agent or Bank of America, the Borrower shall prepay in full the outstanding principal amount of the Swingline Advances.

(b)    Optional.  Subject to Section 5.2 and the provisions of this clause (b), the Borrower may, at any time and from time to time without premium or penalty upon prior notice to the Agent as specified in Section 5.3, prepay or repay the Loan in full or in part. Libor Balances and IBOR Balances may be prepaid or repaid only on the last day of the Interest Period applicable thereto unless the Borrower pays to the Agent, for the account of the applicable Lenders or Lender, any amounts due under Section 6.5 as a result of such prepayment or repayment.

Section 5.5    Method of Payment.  Except as otherwise expressly provided herein, all payments of principal, interest and other amounts to be made by the Borrower under the Loan Documents shall be made to the Agent at the Principal Office for the account of each Lender’s Applicable Lending Office in Dollars and in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or set-off, not later than 12:00 noon on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Unless Bank of America expressly agrees otherwise and subject to Section 5.4(a)(ii), all payments shall be applied as follows: first, with respect to any outstanding L/C Borrowing until all L/C Borrowings have been paid in full, second, with respect to the Base Rate Balance outstanding under the Swingline Advances until such portion of the Loan is repaid in full, third, with respect to the

Base Rate Balance outstanding under the Revolving Loan until such portion of the Loan is repaid in full and fourth, with respect to the IBOR Balance outstanding under the Swingline Advances until such portion of the Loan is paid in full. Subject to the preceding sentence, the Borrower shall, at the time of making each such payment, specify to the Agent the sums payable under the Loan Documents to which such payment is to be applied (and in the event that the Borrower fails to so specify, or if an Event of Default is in existence, the Agent may apply such payment to the Obligations in such order and manner as it may elect (subject to the preceding sentence) in its sole discretion, subject to Section 5.6 and provided that when applying any such amounts to any Balances, the portion of the Loan outstanding as the Base Rate Balance shall be prepaid in full prior to any application to any portion of the Loan outstanding as a Libor Balance or an IBOR Balance). Each payment received by the Agent under any Loan Document for the account of a Lender shall be paid to such Lender by 1:00 p.m. on the date the payment is deemed made to the Agent in immediately available funds, for the account of such Lender’s Applicable Lending Office. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

Section 5.6    Pro Rata Treatment.  Except to the extent otherwise provided herein: (a) each advance of the Revolving Loan shall be made by the Lenders, each payment of facility fees under Section 4.6, each payment of utilization fees under Section 4.8 and each termination or reduction of the Commitments shall be made, paid or applied (as applicable) pro rata according to the Lenders’ respective Commitment Percentages; (b) the making, Conversion and Continuation of Balances of a particular Type (other than Conversions provided for by Section 6.4) shall be made pro rata among the Lenders holding Balances of such Type according to their respective Commitment Percentages; and (c) each payment and prepayment of principal of or interest on the Revolving Loan by the Borrower shall be made to the Agent for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loan held by each Lender; provided that as long as no default in the payment of interest exists, payments of interest made when Lenders are holding different types of Balances applicable to the Revolving Loan as a result of the application of Section 6.4 shall be made to the Lenders in accordance with the amount of interest owed to each. If at any time payment, in whole or in part, of any amount distributed by the Agent hereunder is rescinded or must otherwise be restored or returned by the Agent as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Agent.

Section 5.7    Sharing of Payments.  If a Lender shall obtain, on account of the portion of the Loan made by such Lender or the participations by such Lender in L/C Obligations and Swingline Advances held by it, any payment (whether voluntary, involuntary, by right of setoff or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, it shall promptly purchase from the other Lenders participations in the portions of the Loan made by them and/or subparticipations in the participations in L/C Obligations and Swingline Advances held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share such excess payment pro rata with each of them. To such end, all of the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if all or any portion of such excess payment is thereafter rescinded or must otherwise be restored. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Lender so purchasing a participation in accordance with this Section may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness, liability or obligation of the Borrower.

Section 5.8    Non-Receipt of Funds by the Agent.

(a)    Funding by Lenders; Presumption by Agent.  Unless the Agent shall have received notice from a Lender prior to the proposed date of any borrowing of Libor Balances (or, in the case of any borrowing of Base Rate Balances, prior to 12:00 noon on the date of such borrowing) that such Lender will not make available to the Agent such Lender’s share of such borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 5.1 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Balances. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent. A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this clause (a) shall be conclusive, absent manifest error.

(b)    Payments by Borrower; Presumption by Agent.  Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c)    Obligations of Lenders Several.  The obligations of the Lenders hereunder to make the Revolving Loan, to fund participations in Letters of Credit and Swingline Advances and to make payments pursuant to Section 15.2(b) are several and not joint. The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 15.2(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 15.2(b).

ARTICLE 6

Change in Circumstances

Section 6.1    Increased Cost and Reduced Return.

(a)    Increased Cost.  If any Regulatory Change:

(i)    shall subject any Lender (or its Applicable Lending Office) to any tax, duty or other charge with respect to any Libor Balances or IBOR Balances, its Note or its obligation to make Libor Balances or IBOR Balances available to the Borrower or (as the case may be) issuing or participating in Letters of Credit, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Agreement or its Note in respect of any Libor Balances or IBOR Balances (other than franchise taxes or taxes imposed on or measured by the net income of such Lender by the jurisdiction in which such Lender is organized, has its principal office or such Applicable Lending Office or is doing business);

(ii)    shall impose, modify or deem applicable any reserve, special deposit, assessment or similar requirement (other than the Eurodollar Reserve Percentage utilized in the determination of the Libor Rate or the IBOR Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Commitment of such Lender hereunder; or

(iii)    shall impose on such Lender (or its Applicable Lending Office), the London interbank market or the offshore interbank market (with respect to the IBOR Rate) any other condition affecting this Agreement or its Note or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing or maintaining any Libor Balances or IBOR Balances or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or its Note with respect to any Libor Balances or IBOR Balances, then the Borrower shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by the Borrower under this Section 6.1(a), the Borrower may, by notice to such Lender (with a copy to the Agent), suspend the obligation of such Lender to make or maintain Libor Balances or IBOR Balances, or to Convert any portion of the Base Rate Balances into Libor Balances or IBOR Balances, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 6.4 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(b)    Capital Adequacy.  If, after the date hereof, any Lender shall have determined that any Regulatory Change has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time upon demand, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c)    Claims Under this Section 6.1.  Each Lender shall promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 6.1 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 6.1 shall furnish to the Borrower and the Agent a statement setting forth the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 6.2    Limitation on Libor Balances and IBOR Balances.  If on or prior to the first day of any Interest Period for any Libor Balance or IBOR Balance:

(a)    the Agent (with respect to the Libor Rate) or Bank of America (with respect to the IBOR Rate) determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Libor Rate or the IBOR Rate, as applicable, for such Interest Period;

(b)    the Required Lenders determine (which determination shall be conclusive) and notify the Agent that the Libor Rate will not adequately and fairly reflect the cost to the Lenders of funding Libor Balances for such Interest Period; or

(c)    Bank of America determines (which determination shall be conclusive) and notifies the Agent that the IBOR Rate will not adequately and fairly reflect the cost to Bank of America of funding IBOR Balances for such Interest Period;

then the Agent shall give the Borrower prompt notice thereof specifying the amounts or periods, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Libor Balances or IBOR Balances (as applicable) available to the Borrower, Continue Libor Balances or IBOR Balances (as applicable) or to Convert any portion of the Base Rate Balance into Libor Balances or IBOR Balances (as applicable) and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Libor Balances or IBOR Balances (as applicable), either prepay such Libor Balances or IBOR Balances (as applicable) or Convert such Libor Balances or IBOR Balances (as applicable) into the Base Rate Balance in accordance with the terms of this Agreement.

Section 6.3    Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain or fund Libor Balances or IBOR Balances (as applicable) hereunder, then such Lender shall promptly notify the Borrower and the Agent thereof and such Lender’s obligation to make or Continue Libor Balances or IBOR Balances (as applicable) and to Convert any portion of the Base Rate Balance into Libor Balances or IBOR Balances (as applicable) shall be suspended until such time as such Lender may again make, maintain and fund Libor Balances or IBOR Balances (as applicable) (in which case the provisions of Section 6.4 shall be applicable).

Section 6.4    Treatment of Affected Balances.  If the obligation of any Lender to make a particular Libor Balance or IBOR Balance (as applicable) available to the Borrower or to Continue or to Convert any portion of the Base Rate Balance into, Libor Balances or IBOR Balances (as applicable) shall be suspended pursuant to Section 6.1 or Section 6.3 (Balances of such Type being herein called “Affected Balances”), such Lender’s Affected Balances shall be automatically Converted into the Base Rate Balances on the last day(s) of the then current Interest Period(s) for the Affected Balances (or, in the case of a Conversion required by Section 6.3, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 6.1 or Section 6.3 that gave rise to such Conversion no longer exist:

(a)    to the extent that such Lender’s Affected Balances have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Affected Balances shall be applied instead to its Base Rate Balance; and

(b)    all advances under the Loan that would otherwise be made or Continued by such Lender as Libor Balances or IBOR Balances (as applicable) shall be made or Continued instead as part of the Base Rate Balance, and all portions of the Base Rate Balance of such Lender that would otherwise be Converted into Libor Balances or IBOR Balances (as applicable) shall remain as all or a portion of the Base Rate Balance.

With respect to amounts outstanding under the Revolving Loan, if such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 6.1 or Section 6.3 that gave rise to the Conversion of such Lender’s Affected Balances no longer exist

(which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Libor Balances made by other Lenders are outstanding, such Lender’s Base Rate Balance shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Libor Balances, to the extent necessary so that, after giving effect thereto, all Balances held by the Lenders holding Libor Balances and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitment Percentages.

Section 6.5    Compensation.  Upon the request of any Lender, the Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense (including loss of anticipated profits, reemployment of funds obtained to maintain any Balance, from fees payable to terminate the deposits from which such funds were obtained, any customary administrative fees charged by the Lender in connection with the foregoing and any such amounts incurred in connection with syndication of the Loan) incurred by it as a result of:

(a)    any payment, prepayment or Conversion by the Borrower of a Libor Balance or an IBOR Balance for any reason (including the acceleration of the Loan pursuant to Section 13.2) on a date other than the last day of the Interest Period for such Libor Balance or IBOR Balance; or

(b)    any failure by the Borrower for any reason (including the failure of any condition precedent specified in Article 8 to be satisfied) to borrow, Convert, Continue or prepay a Libor Balance or an IBOR Balance on the date for such borrowing, Conversion, Continuation or prepayment specified in the relevant notice of borrowing, prepayment, Continuation or Conversion under this Agreement.

Notwithstanding the foregoing provisions of this Section 6.5, if at any time the mandatory prepayment of the Loan pursuant to Section 5.4(a) would result in the Borrower incurring breakage costs under this Section 6.5 as a result of Libor Balances or IBOR Balances being prepaid other than on the last day of an Interest Period applicable thereto (collectively, the “Affected Libor/IBOR Balances”), then the Borrower may in its sole discretion initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of the Affected Libor/IBOR Balances with the Agent (which deposit, after giving effect to interest to be earned on such deposit prior to the last day of the relevant Interest Periods, must be equal in amount to the amount of Affected Libor/IBOR Balances not immediately prepaid) to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Agent, with such cash collateral to be directly applied upon the first occurrence (or occurrences) thereafter of the last day of an Interest Period applicable to the Affected Libor/IBOR Balances (or such earlier date or dates as shall be requested by the Borrower), to repay an aggregate principal amount of the Loan equal to the Affected Libor/IBOR Balances not initially repaid pursuant to this sentence.

Section 6.6    Taxes.

(a)    Withholding Taxes.  Except as otherwise provided in this Agreement, any and all payments by the Borrower or any Guarantor to or for the account of any Lender or the Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, excluding, in the case of each Lender or the Agent (as applicable), taxes imposed on or measured by its income and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or the Agent (as the case may be) is organized, located or doing business or any political subdivision thereof, and excluding in the case of any Foreign Lender taxes arising as a result of such Lender’s failure to comply with Section 15.21 (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower or any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender or the Agent (as applicable), (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.6) such Lender or the Agent (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or any Guarantor, as applicable, shall make such deductions, (iii) the Borrower or any Guarantor, as applicable, shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) the Borrower or any Guarantor, as applicable, shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

(b)    Stamp Taxes, Etc.  In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).

(c)    Tax Indemnification.  THE BORROWER AGREES TO INDEMNIFY EACH LENDER AND THE AGENT-RELATED PERSONS FOR THE FULL AMOUNT OF TAXES AND OTHER TAXES (INCLUDING ANY TAXES OR OTHER TAXES IMPOSED OR ASSERTED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION 6.6) PAID BY SUCH LENDER OR ANY AGENT-RELATED PERSON (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING PENALTIES, INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, OTHER THAN PENALTIES, ADDITIONS TO TAX, INTEREST AND EXPENSES ARISING AS A RESULT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF SUCH LENDER OR AGENT-RELATED PERSON.

ARTICLE 7

Guaranties

Section 7.1    Guaranties.  Each Domestic Subsidiary of the Borrower in existence as of the Closing Date and any other Subsidiary of the Borrower which at any time Guarantees the indebtedness, liabilities and obligations of the Borrower under the Note Agreement (or any Debt of the Borrower or any Domestic Subsidiary permitted under Section 11.1(l)) shall guarantee payment and performance of the Obligations pursuant to the Subsidiary Guaranty. Additionally, the Borrower shall cause one or more of its other Domestic Subsidiaries (if any) to Guarantee (by means of the execution and delivery of a Joinder Agreement) payment and performance of the Obligations pursuant to the Subsidiary Guaranty as follows: (a) in the event that any Domestic Subsidiary of the Borrower which is not a Guarantor has assets of a net book value in excess of $25,000,000 or gross revenue for the most recently completed four (4) Fiscal Quarters in excess of $25,000,000, the Borrower shall cause such Domestic Subsidiary to become a Guarantor as provided by Section 7.2 and (b) in the event that the Borrower’s Domestic Subsidiaries which are not previously Guarantors hereunder have assets, in the aggregate for all such Domestic Subsidiaries, of a net book value in excess of $100,000,000 or gross revenue for the most recently completed four (4) Fiscal Quarters in excess of $100,000,000, the Borrower shall cause one or more of such Subsidiaries to become Guarantors as provided by Section 7.2 with the effect that the assets and gross revenue of the remaining Domestic Subsidiaries of the Borrower which are not Guarantors hereunder do not exceed $75,000,000 as of such date.

Section 7.2    New Guarantors.  In the event that the Borrower is required to cause one or more of its Subsidiaries to become Guarantors as set forth in Section 7.1, such new Guarantor or Guarantors (as the case may be) shall, contemporaneously with the delivery of the financial statements required by Section 10.1(a) and Section 10.1(b), execute and deliver to the Agent a Joinder Agreement pursuant to which each such Subsidiary of the Borrower becomes a Guarantor under this Agreement and such other certificates and documentation, including the items otherwise required pursuant to Section 8.1, as the Agent may reasonably request.

ARTICLE 8

Conditions Precedent

Section 8.1    Conditions to Effectiveness.  This Agreement shall become effective on the date (the “Closing Date”) each of the conditions precedent set forth in this Section 8.1 has been satisfied or waived with the consent of the Lenders (or, with respect to Sections 8.1(a)(xiii) and 8.1(b), with the consent of the Persons entitled to receive payment). The effectiveness of this Agreement is subject to the conditions that the Agent shall have received all of the following in form and substance satisfactory to the Agent and each Lender, and (except for the Notes) in sufficient copies for the Agent and each Lender:

(a)    Deliveries.  The Agent shall have received on or before the Closing Date all of the following, each dated (unless otherwise indicated) the Closing Date, in form and substance satisfactory to the Agent and each of the Lenders:

(i)    Resolutions; Authority.  For each of the Borrower and the Guarantors, resolutions of its board of directors (or similar governing body) certified by its Secretary or an Assistant Secretary which authorize its execution, delivery and performance of the Loan Documents to which it is or is to be a party;

(ii)    Incumbency Certificate.  For each of the Borrower and the Guarantors, a certificate of incumbency certified by the Secretary or an Assistant

Secretary certifying the names of its officers (A) who are authorized to sign the Loan Documents to which it is or is to be a party (including the certificates contemplated herein) together with specimen signatures of each such officer and (B) who will, until replaced by other officers duly authorized for that purpose, act as its representatives for the purposes of signing documentation and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby;

(iii)    Organizational Documents.  For each of the Borrower and the Guarantors, the certificate of incorporation, certificate of formation, certificate of limited partnership or other similar document certified by the Secretary of State of the state of its incorporation, formation or organization and dated a current date (or, in lieu thereof, a certification from the Secretary of such Person that such document has not changed from a certified copy thereof previously delivered to the Agent);

(iv)    Bylaws.  For each of the Borrower and the Guarantors, the bylaws, operating agreement, partnership agreement or similar agreement certified by its Secretary or an Assistant Secretary (or, in lieu thereof, a certification from the Secretary of such Person that such document has not changed from a certified copy thereof previously delivered to the Agent);

(v)    Governmental Certificates.  For each of the Borrower and the Guarantors, certificates (dated within thirty (30) days of the Closing Date) of the appropriate Governmental Authorities of the state of incorporation, formation or organization as to its existence and, to the extent applicable, good standing;

(vi)    Credit Agreement.  This Agreement, together with all Exhibits and other attachments (if any), duly executed by the Borrower, the Agent, the L/C Issuer and the Lenders;

(vii)    Acknowledgment of Intercreditor Agreement.  An Acknowledgment of Intercreditor Agreement duly executed by each Lender that is not a party thereto immediately prior to the Closing Date;

(viii)    Notes.  The Revolving Notes and the Swingline Note executed by the Borrower;

(ix)    Subsidiary Guaranty.  A written confirmation of the Subsidiary Guaranty executed by each of the Guarantors party thereto prior to the date hereof and a Joinder Agreement from each Domestic Subsidiary not a party thereto prior to the date hereof;

(x)    Disclosure Letter.  The Disclosure Letter, together with all Schedules and any other attachments (if any), duly executed by the Borrower in form and substance acceptable to the Agent;

(xi)    Certificate of Compliance.  A certificate of the chief financial officer or the Vice President, Finance of the Borrower setting forth a calculation of the financial covenants in Section 12.1 and Section 12.2 as of the Borrower’s Fiscal Quarter ended October 31, 2004 (using the Borrower’s current lease accounting) and stating that the conditions in Section 8.2 have been satisfied;

(xii)    Consents.  Copies of all material consents or waivers necessary for the execution, delivery and performance by the Borrower and each Guarantor of the Loan Documents to which it is a party, as the Agent may require;

(xiii)    Opinions of Counsel.  Satisfactory opinions of legal counsel to the Borrower and the Guarantors as to such matters as the Agent may request; and

(xiv)    Fees.  Payment of all fees payable to the Lenders including those fees set forth in the Fee Letter;

(b)    Attorney Costs.  The Attorney Costs referred to in Section 15.1 for which statements have been presented shall have been paid in full (or shall be paid with the proceeds of the initial advance under the Loan made on the Closing Date);

(c)    No Material Adverse Change.  As of the Closing Date, no material adverse change shall have occurred with respect to (i) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower (individually) or the Borrower and its Subsidiaries (taken as a whole) since February 1, 2004 or (ii) in the facts and information regarding such Persons disclosed to the Agent and the Lenders prior to the Closing Date; and

(d)    Additional Documentation.  The Agent and the Lenders shall have received such additional approvals, opinions or other documentation as the Agent, the L/C Issuer or any Lender may reasonably request.

Section 8.2    All Advances.  The obligation of each Lender to make any advance under the Loan (including the initial advance) and the obligation of the L/C Issuer to make any L/C Credit Extension (including the initial L/C Credit Extension) is subject to the following additional conditions precedent:

(a)    No Default.  No Default shall have occurred and be continuing, or would result from such Loan;

(b)    Representations and Warranties.  All of the representations and warranties contained in Article 9 and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Loan or L/C Credit Extension with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date; and

(c)    No Material Adverse Change.  No material adverse change shall have occurred with respect to the business, assets, liabilities (actual or contingent), operations,

condition (financial or otherwise) or prospects of the Borrower (individually) or the Borrower and its Subsidiaries (taken as a whole) since February 1, 2004.

Each notice of borrowing and request for an L/C Credit Extension by the Borrower hereunder shall constitute a representation and warranty by the Borrower that the conditions precedent set forth in this Section 8.2 have been satisfied (both as of the date of such notice and, unless the Borrower otherwise notifies the Agent prior to the date of such borrowing or L/C Credit Extension, as applicable, as of the date of such borrowing or L/C Credit Extension).

ARTICLE 9

Representations and Warranties

To induce the Agent and the Lenders to enter into this Agreement, the Borrower represents and warrants that the following statements are, and after giving effect to the transactions contemplated hereby will be, true, correct and complete:

Section 9.1    Existence, Power and Authority.

(a)    The Borrower and each of its Subsidiaries: (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect.

(b)    The Borrower and each of its Subsidiaries has the power and authority to execute, deliver and perform its respective obligations under the Loan Documents to which it is or may become a party.

Section 9.2    Financial Condition.

(a)    Financial Statements.  The Borrower has delivered to the Agent and each Lender (i) audited financial statements of the Borrower and its Subsidiaries as of and for the Fiscal Years ended February 3, 2002, February 2, 2003 and February 1, 2004 and (ii) unaudited financial statements of the Borrower and its Subsidiaries as of and for the portion of the current (as of the date hereof) Fiscal Year through the period ended October 31, 2004. Except as set forth on Schedule 9.2 to the Disclosure Letter, such financial statements have been prepared in accordance with GAAP (subject to year-end audit adjustments and the absence of footnotes in the case of the financial statements described in clause (ii) preceding), and present fairly the financial condition of the Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither the Borrower nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in the financial statements referred to in clause (ii) preceding. Since the date of the latest audited financial statements referred to in clause (i) preceding, no material adverse change has occurred with respect to the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower (individually) or of the Borrower and its Subsidiaries (taken as a whole).

(b)    Projections.  The projections delivered by the Borrower to the Agent and included in the Offering Memorandum have been prepared by the Borrower in light of the past operation of the business of the Borrower and its Subsidiaries. All such projections represent, as of the date thereof, a good faith estimate by the Borrower and its senior management of the financial conditions and performance of the Borrower and its Subsidiaries based on assumptions believed to be reasonable at the time made (provided that the performance of the Borrower and its Subsidiaries may vary from such projections).

Section 9.3    Corporate and Similar Action; No Breach.  The execution, delivery and performance by the Borrower and each of its Subsidiaries of the Loan Documents to which it is or may become a party, compliance with the terms and provisions thereof, the issuance of Letters of Credit, the borrowings hereunder and the use of proceeds thereof have been duly authorized by all requisite action on the part of the Borrower and each of its Subsidiaries, respectively, and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the articles of incorporation, bylaws or other organizational documents (as applicable) of such Person, (ii) any applicable law, rule or regulation or any order, writ, injunction or decree of any Governmental Authority or arbitrator or (iii) any material agreement or instrument to which such Person is a party or by which any of them or any of their property is bound or subject or (b) constitute a default under any such material agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of such Person.

Section 9.4    Operation of Business.  Each of the Borrower and its Subsidiaries possesses all material licenses, Permits, franchises, patents, copyrights, trademarks and tradenames or rights thereto necessary to conduct its business substantially as now conducted and as presently proposed to be conducted, and neither the Borrower nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing where such violation could be expected to have a Material Adverse Effect. Except as set forth in Schedule 9.4 to the Disclosure Letter, since February 1, 2004, the Borrower and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course.

Section 9.5    Litigation and Judgments.  Except as set forth in Schedule 9.5 to the Disclosure Letter, there is no action, suit, investigation or proceeding before or by any Governmental Authority or arbitrator pending or threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, except as set forth in Schedule 9.5 to the Disclosure Letter, there are no outstanding judgments against the Borrower or any of its Subsidiaries in excess of $1,000,000.

Section 9.6    Rights in Properties; Liens.  The Borrower and each of its Subsidiaries has good title to or valid leasehold interests in its respective Properties, real and personal, and none of such Properties or leasehold interests of the Borrower or any of its Subsidiaries is subject to any Lien, except as permitted by Section 11.2.

Section 9.7    Enforceability.  The Loan Documents to which the Borrower or any Subsidiary of the Borrower is a party, when executed and delivered, shall constitute the legal, valid and binding obligations of the Borrower or such Subsidiary, as applicable, enforceable against such Person in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and general principles of equity.

Section 9.8    Approvals.  No authorization, approval or consent of, and no filing or registration with, any Governmental Authority or other third party is or will be necessary for the execution, delivery or performance by the Borrower or any Subsidiary of the Borrower of the Loan Documents to which it is or may become a party, except where the failure to obtain any such authorization, approval or consent could not reasonably be expected to have a Material Adverse Effect, or for the validity or enforceability thereof.

Section 9.9    Debt.  Neither the Borrower nor any of its Subsidiaries has any Debt, except as set forth in Schedule 9.9 to the Disclosure Letter or as otherwise permitted by Section 11.1.

Section 9.10    Taxes.  Except as set forth in Schedule 9.10 to the Disclosure Letter or, after the Closing Date, matters which do not violate Section 10.4, the Borrower and each Subsidiary of the Borrower have filed all federal and other material tax returns required to be filed, including all income, franchise and employment tax returns, and all material property and sales tax returns, and have paid all of their respective liabilities for taxes, assessments, governmental charges and other levies shown as due and payable on such returns and all other material liabilities for taxes, assessments, governmental charges and other levies that are due and payable other than, in each case, those being contested in good faith by appropriate proceedings diligently pursued for which adequate reserves have been established in accordance with GAAP. Except as set forth in Schedule 9.10 to the Disclosure Letter or, after the Closing Date, matters which do not violate Section 10.4, there is no pending investigation of the Borrower or any Subsidiary of the Borrower by any taxing authority with respect to any liability for tax or of any pending but unassessed tax liability of the Borrower or any Subsidiary of the Borrower.

Section 9.11    Margin Securities.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U or Regulation T or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Loan will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying margin stock.

Section 9.12    ERISA.  With respect to each Plan, the Borrower and each Subsidiary of the Borrower is in compliance with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan. No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated. As of the Closing Date, no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings. Neither the Borrower, any of its Subsidiaries nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan. The Borrower, each Subsidiary of the Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to each Plan. Except as set forth in Schedule 9.12 to the Disclosure Letter, the present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA. Neither the Borrower, any of its Subsidiaries nor any ERISA Affiliate has any outstanding liability to the PBGC under ERISA (other than liability for the payment of PBGC premiums in the ordinary course of business).

Section 9.13    Disclosure.  All factual information furnished by or on behalf of the Borrower or any Subsidiary of the Borrower to the Agent or any Lender for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of the Borrower or any Subsidiary of the Borrower to the Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided (it being recognized by the Lenders that projections and estimates as to future events are not to be viewed as facts and that the actual results during the period or periods covered by any such projections and estimates may differ from projected or estimated results).

Section 9.14    Subsidiaries; Capitalization.  As of the Closing Date, the Borrower has no other Subsidiaries other than those listed in Schedule 9.14 to the Disclosure Letter As of the Closing Date, Schedule 9.14 to the Disclosure Letter sets forth the jurisdiction of incorporation or organization of the Borrower and its Subsidiaries, the percentage of the Borrower’s ownership of the outstanding Voting Stock of each Subsidiary of the Borrower, and the authorized, issued and outstanding Capital Stock of the Borrower and each Subsidiary of the Borrower. All of the outstanding Capital Stock of the Borrower and its Subsidiaries has been validly issued, is fully paid, is nonassessable and has not been issued in violation of any preemptive or similar rights. As of the Closing Date, except as disclosed in Schedule 9.14 to the Disclosure Letter, there are (a) no outstanding subscriptions, options, warrants, calls or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into, Capital Stock of the Borrower or any of its Subsidiaries and (b) no shareholder agreements, voting trusts or similar agreements in effect and binding on any shareholder of (i) to the Borrower’s knowledge, the Borrower or any of its Capital Stock or (ii) any Subsidiary of the Borrower or any of their respective Capital Stock. All shares of Capital Stock of the Borrower and its Subsidiaries were issued in compliance with all applicable state and federal securities laws.

Section 9.15    Material Agreements.  Except as set forth in Schedule 9.15 to the Disclosure Letter, neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in default, or has knowledge of facts or circumstances that with the giving of notice or passage of time or both could be expected to result in a default, in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument (including any indenture, loan or credit agreement, or any lease or other similar agreement or instrument) to which it is a party where such default could be expected to cause a Material Adverse Effect.

Section 9.16    Compliance with Laws.  Neither the Borrower nor any of its Subsidiaries is in violation of any law, rule, regulation, order or decree of any Governmental Authority or arbitrator except for violations which could not be expected to have a Material Adverse Effect.

Section 9.17    Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940.

Section 9.18    Public Utility Holding Company Act.  Neither the Borrower nor any of its Subsidiaries is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935.

Section 9.19    Environmental Matters.

Except as disclosed on Schedule 9.19 to the Disclosure Letter:

(a)    to the Borrower’s knowledge, the Borrower, each Subsidiary of the Borrower, and all of their respective properties, assets and operations are in compliance with all Environmental Laws; neither the Borrower nor any of its Subsidiaries has knowledge of, nor has the Borrower or any Subsidiary of the Borrower received notice of, any past, present or future condition, event, activity, practice or incident which interferes with or prevents the compliance or continued compliance of the Borrower or its Subsidiaries with all Environmental Laws;

(b)    the Borrower and its Subsidiaries have obtained and maintained, and are in material compliance with, all material Permits, licenses and authorizations that are required under applicable Environmental Laws;

(c)    except in compliance in all material respects with applicable Environmental Laws, during the course of the Borrower’s or any of its Subsidiaries’ ownership of or operations on any real Property, there has been no generation, treatment, recycling, storage or disposal of hazardous waste, as that term is defined in 40 CFR Part 261 or any state equivalent, use of underground storage tanks or surface impoundments, use of asbestos-containing materials or use of polychlorinated biphenyls (PCB) in hydraulic oils, electrical transformers or other equipment that could reasonably be expected to have a Material Adverse Effect, and the use which the Borrower and its Subsidiaries make and intend to make of their respective properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal or Release of any Hazardous Material on, in or from any of their properties or assets that could reasonably be expected to have a Material Adverse Effect;

(d)    neither the Borrower, any of its Subsidiaries, nor any of their respective currently or previously owned or leased Properties or operations is subject to any outstanding or, to their knowledge, threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial

Action or (iii) any Environmental Liabilities arising from a Release or threatened Release;

(e)    there are no conditions or circumstances associated with the currently or previously owned or leased Properties or operations of the Borrower or any Subsidiary of the Borrower that could reasonably be expected to result in any Environmental Liabilities or to have a Material Adverse Effect;

(f)    neither the Borrower nor any of its Subsidiaries is or operates a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any comparable provision of state law, and except as would not reasonably be expected to have a Material Adverse Effect, each of the Borrower and each Subsidiary of the Borrower is in compliance with all applicable financial responsibility requirements of all applicable Environmental Laws;

(g)    neither the Borrower nor any of its Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting an unauthorized Release; and

(h)    no Lien arising under any Environmental Law has attached to any property or revenues of the Borrower or any Subsidiary of the Borrower.

Section 9.20    Broker’s Fees.  Except as disclosed on Schedule 9.20 to the Disclosure Letter, no broker’s or finder’s fee, commission or similar compensation will be payable by the Borrower or any Subsidiary of the Borrower with respect to the transactions contemplated by this Agreement.

Section 9.21    Employee Matters.  Except as set forth on Schedule 9.21 to the Disclosure Letter, as of the Closing Date (a) neither the Borrower nor any of its Subsidiaries, nor any of their respective employees, is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of the Borrower or any Subsidiary of the Borrower and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of the Borrower or any Subsidiary of the Borrower and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of the Borrower and the Subsidiaries of the Borrower after due inquiry, threatened between the Borrower or any Subsidiary of the Borrower and its respective employees.

Section 9.22    Solvency.  Each of the Borrower and the Subsidiary Guarantors, individually and on a consolidated basis, is Solvent.

ARTICLE 10

Affirmative Covenants

The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any Commitment hereunder or any Letter of Credit shall remain outstanding (unless such Letter of Credit is Cash Collateralized in full), it will perform and observe the following covenants:

Section 10.1    Reporting Requirements.  The Borrower will furnish to the Agent and each Lender:

(a)    Annual Financial Statements.  As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year of the Borrower: (i) a copy of the annual audit report of the Borrower for such Fiscal Year containing, on a consolidated basis, a balance sheet and statements of income, retained earnings and cash flows as at the end of such Fiscal Year and for the Fiscal Year then ended, in each case setting forth in comparative form the figures for the preceding Fiscal Year, all in reasonable detail and audited and certified on an unqualified basis by Deloitte & Touche LLP or by other independent certified public accountants of recognized standing selected by the Borrower and reasonably acceptable to the Agent, to the effect that such report has been prepared in accordance with GAAP; and (ii) a copy of the annual unaudited report of the Borrower and its Subsidiaries for such Fiscal Year containing, on a consolidating basis balance sheets and statements of income, retained earnings and cash flows as at the end of such Fiscal Year and for the Fiscal Year then ended, in each case setting forth in comparative form the figures for the preceding Fiscal Year, and in reasonable detail certified by the chief financial officer or Vice President, Finance of the Borrower to have been prepared in accordance with GAAP (except for the absence of footnotes and subject to normal year-end audit adjustments) and to fairly present the financial condition and results of operation of the Borrower and its Subsidiaries, on a consolidating basis at the date and for the Fiscal Year then ended;

(b)    Quarterly Financial Statements.  As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, beginning with the Fiscal Quarter ending May 1, 2005, a copy of an unaudited financial report of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended containing, on a consolidated basis, a balance sheet and statements of income, retained earnings and cash flows, in each case setting forth in comparative form the figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail certified by the chief financial officer or Vice President, Finance of the Borrower to have been prepared in accordance with GAAP and to fairly present the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis, at the date and for the periods indicated therein, subject to normal year-end audit adjustments and the absence of footnotes;

(c)    Compliance Certificate.  As soon as available, and in any event accompanying the financial statements delivered in accordance with Section 10.1(a) and Section 10.1(b), a Compliance Certificate, together with schedules setting forth the calculations supporting the computations therein;

(d)    Notice of Litigation, Etc.  Promptly after receipt by the Borrower or any Subsidiary of the Borrower of notice of the commencement thereof, notice of all actions,

suits and proceedings by or before any Governmental Authority or arbitrator affecting the Borrower or any Subsidiary of the Borrower which, if determined adversely to the Borrower or such Subsidiary of the Borrower, could reasonably be expected to have a Material Adverse Effect;

(e)    Notice of Default.  As soon as possible and in any event within two (2) Business Days after the chief executive officer, president, chief financial officer, any vice president, secretary, assistant secretary, treasurer or any assistant treasurer of the Borrower has knowledge of the occurrence of a Default, a written notice setting forth the details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(f)    ERISA.  As soon as possible and in any event within thirty (30) days after the Borrower or any Subsidiary of the Borrower knows, or has reason to know, that

(i)    any Termination Event with respect to a Plan has occurred or will occur,

(ii)    the aggregate present value of the Unfunded Vested Accrued Benefits under all Plans is equal to an amount in excess of $0 or

(iii)    the Borrower or any Subsidiary of the Borrower is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan required by reason of the Borrower’s or any of its Subsidiaries’ complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Multiemployer Plan, the Borrower will provide the Agent and the Lenders with a certificate of its chief financial officer or Vice President, Finance setting forth the details of such event and the action which is proposed to be taken with respect thereto, together with any notice or filing which may be required by the PBGC or any other Governmental Authority with respect to such event;

(g)    Notice of Material Adverse Effect.  As soon as possible and in any event within four (4) Business Days of the discovery of any event or condition that could reasonably be expected to have a Material Adverse Effect, notice of the same;

(h)    Proxy Statements, Periodic Reporting, Etc.  As soon as available, one copy of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary of the Borrower to its stockholders generally and one copy of each regular, periodic or special report, registration statement or prospectus filed by the Borrower or any Subsidiary of the Borrower with any securities exchange or the Securities and Exchange Commission or any successor agency;

(i)    Intercompany Contracts.  Promptly upon entering into any such arrangement or contract (to the extent permitted by Section 11.7), copies or detailed descriptions of all tax sharing, cost allocation, overhead attribution and any similar contracts or arrangements between the Borrower and any of its Affiliates at any time existing; and

(j)    General Information.  Promptly, such other information concerning the Borrower or any Subsidiary of the Borrower as the Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 10.1(a), (b) or (h) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 15.12 or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that (i) the Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Agent and each Lender of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything to the contrary contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 10.1(c) to the Agent and each of the Lenders. Except for such Compliance Certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 15.20); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 10.2    Maintenance of Existence; Conduct of Business.  Except as permitted by Section 11.3, the Borrower will, and will cause each Subsidiary of the Borrower to, preserve and maintain (a) its corporate existence and (b) all of its leases, privileges, Permits, franchises, qualifications and rights that are necessary in the ordinary conduct of its business. The Borrower will, and will cause each Subsidiary of the Borrower to, conduct its business in an orderly and efficient manner in accordance with good business practices.

Section 10.3    Maintenance of Properties.  Except as permitted by Section 11.3, the Borrower will, and will cause each Subsidiary of the Borrower to, maintain, keep and preserve all of its material Properties necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 10.4    Taxes and Claims.  The Borrower will, and will cause each Subsidiary of the Borrower to, pay or discharge at or before maturity or before becoming delinquent (a) all taxes, levies, assessments and governmental charges imposed on it or its income or profits or any of its property and (b) all lawful claims for labor, material and supplies, which, if unpaid, might become a Lien upon any of its property; provided that neither the Borrower nor any Subsidiary of the Borrower shall be required to pay or discharge any tax, levy, assessment or governmental charge or charge for labor, material and supplies (i) which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves in accordance with GAAP have been established and (ii) if the failure to pay the same would not result in a Lien on the Property of the Borrower or a Subsidiary of the Borrower other than a Permitted Lien.

Section 10.5    Insurance.  To the extent reasonably available at commercially reasonable expense, the Borrower will, and will cause each of its Subsidiaries to, keep insured by financially sound and reputable insurers that are not Affiliates of the Borrower all Property of a character usually insured by responsible businesses engaged in the same or a similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations or entities and carry such other insurance as is usually carried by such businesses.

Section 10.6    Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, permit representatives and agents of the Agent and each Lender, during normal business hours and upon reasonable notice to the Borrower, to examine, copy and make extracts from the Borrower’s or any of such Subsidiaries’ books and records, to visit and inspect the Borrower’s or any of such Subsidiaries’ Properties and to discuss the business, operations and financial condition of the Borrower or any of its Subsidiaries with the officers and independent certified public accountants of such Person. The Borrower will, and will cause each of its Subsidiaries to, authorize its accountants in writing (with a copy to the Agent) to comply with this Section. The Agent or its representatives may, at any time and from time to time at the Borrower’s expense, conduct field exams for such purposes as the Agent or the Required Lenders may reasonably request.

Section 10.7    Keeping Books and Records.  The Borrower will, and will cause each of its Subsidiaries to, maintain proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

Section 10.8    Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws (including all Environmental Laws, ERISA, the Code, Regulation U and Regulations T and X of the Board of Governors of the Federal Reserve System), rules, regulations, orders and decrees of a material nature of any Governmental Authority or arbitrator other than any such laws, rules, regulations, orders and decrees contested by appropriate actions or proceedings diligently pursued, if adequate reserves in conformity with GAAP and satisfactory to the Agent are established with respect thereto and except for violations which could not reasonably be expected to have a Material Adverse Effect.

Section 10.9    Compliance with Agreements.  The Borrower will, and will cause each of its Subsidiaries to, comply with all agreements, contracts and instruments binding on it or affecting its properties or business other than such noncompliance which could not reasonably be expected to have a Material Adverse Effect.

Section 10.10    Further Assurances.

(a)    Further Assurance.  The Borrower will, and will cause each of its Subsidiaries to, execute and/or deliver pursuant to this clause (a) such further documentation and take such further action as may be reasonably requested by the Required Lenders to carry out the provisions and purposes of the Loan Documents.

(b)    Subsidiary Joinder.  The Borrower shall, and shall cause each Domestic Subsidiary of the Borrower to, execute and deliver to the Agent such documentation, including a Joinder Agreement, as the Agent may require to cause each such Domestic Subsidiary to become a party to the Subsidiary Guaranty as required by Article 7.

Section 10.11    ERISA.  With respect to each Plan, the Borrower will, and will cause each of its Subsidiaries to, comply with all minimum funding requirements and all other material requirements of ERISA so as not to give rise to any liability in excess of $5,000,000.

ARTICLE 11

Negative Covenants

The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any Commitment hereunder or any Letter of Credit shall remain outstanding (unless such Letter of Credit is Cash Collateralized in full), the Borrower will perform and observe the following covenants:

Section 11.1    Debt.  The Borrower will not, nor will it permit any Subsidiary of the Borrower to, incur, create, assume or permit to exist any Debt, except:

(a)    Debt to the Lenders pursuant to the Loan Documents;

(b)    Debt described on Schedule 9.9 to the Disclosure Letter and any extensions, renewals or refinancings of such existing Debt so long as (i) the principal amount of such Debt after such renewal, extension or refinancing shall not exceed the principal amount of such Debt which was outstanding immediately prior to such renewal, extension or refinancing and (ii) such Debt shall not be secured by any assets other than assets securing such Debt, if any, prior to such renewal, extension or refinancing;

(c)    Debt of a Subsidiary Guarantor owed to the Borrower or another Subsidiary Guarantor; provided that such Debt must according to its terms be fully subordinate in all respects to any of such Subsidiary Guarantor’s indebtedness, liabilities or obligations to the Agent and the Lenders pursuant to any Loan Document;

(d)    Guarantees and other Debt incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds, banker’s acceptances and other similar obligations including those of the type described in Section 11.2(f);

(e)    Debt of the Borrower or any Subsidiary of the Borrower constituting purchase money Debt (including Capital Lease Obligations) and secured by purchase money Liens permitted by Section 11.2(g), such Debt, in the aggregate, not to exceed at any time an amount equal to fifteen percent (15.0%) of the Borrower’s Tangible Net Worth;

(f)    Debt of the Borrower or any Subsidiary of the Borrower of the type described in clause (l) of the definition of Debt, such Debt, in aggregate principal or principal equivalent amount, not to exceed at any time an amount equal to twenty percent (20.0%) of the Borrower’s Tangible Net Worth;

(g)    Debt constituting obligations to reimburse worker’s compensation insurance companies for claims paid by such companies on behalf of the Borrower or any Subsidiary of the Borrower in accordance with the policies issued to the Borrower or any such Subsidiary;

(h)    Debt secured by the Liens permitted by Section 11.2(d) and Section 11.2(e);

(i)    unsecured Debt arising under, created by and consisting of Hedge Agreements, provided, (i) such Hedge Agreements shall have been entered into for the purpose of hedging actual risk and not for speculative purposes and (ii) that each counterparty to such Hedge Agreement shall be a Lender (or an Affiliate thereof) or shall be rated at least AA- by Standard and Poor’s Rating Service or Aa3 by Moody’s Investors Service, Inc.;

(j)    Debt arising from endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business of the Borrower or a Subsidiary of the Borrower;

(k)    Debt consisting of commercial letters of credit and reimbursement obligations therefor (and Guarantees of such reimbursement obligations by Subsidiaries of the Borrower) incurred in the ordinary course of business; and

(l)    In addition to the Debt described in the foregoing clauses (a) through (k), Debt (including with respect to standby letters of credit) which does not exceed twenty five percent (25%) of the Borrower’s Tangible Net Worth in aggregate principal amount at any time outstanding.

Section 11.2    Limitation on Liens and Restrictions on Subsidiaries.  The Borrower will not, nor will it permit any Subsidiary of the Borrower to, incur, create, assume or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except the following:

(a)    existing Liens described on Schedule 11.2 to the Disclosure Letter and any extensions, renewals or refinancings of the Debt secured by such Liens as permitted under Section 11.1(b), provided that (i) no such Lien is expanded to cover any additional Property (other than after-acquired title in or on such Property and proceeds of the existing collateral) after the Closing Date and (ii) no such Lien is spread to secure any additional Debt after the Closing Date;

(b)    Liens in favor of the Agent, for the benefit of the Agent and the holders of the Obligations;

(c)    encumbrances consisting of easements, zoning restrictions or other restrictions on the use of real Property that do not (individually or in the aggregate) materially detract from the value of the real Property encumbered thereby or materially impair the ability of the Borrower or such Subsidiary to use such real Property in its business;

(d)    Liens for taxes, assessments or other governmental charges (but excluding environmental Liens or Liens under ERISA) that are not delinquent or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP;

(e)    contractual or statutory Liens of mechanics, materialmen, warehousemen, carriers, landlords or other similar Liens securing obligations that are not overdue or are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with GAAP and are incurred in the ordinary course of business;

(f)    Liens resulting from deposits to secure payments of worker’s compensation, unemployment insurance or other social security programs or to secure the performance of tenders, statutory obligations, leases, insurance contracts, surety and appeal bonds, bids and other contracts incurred in the ordinary course of business (other than for payment of Debt);

(g)    Liens for purchase money obligations and Liens securing Capital Lease Obligations; provided that (i) the Debt secured by any such Lien is permitted under Section 11.1(e) and (ii) any such Lien encumbers only the Property so purchased or leased and the products, proceeds (including insurance proceeds), accessions, replacements, substitutions and improvements thereto;

(h)    any attachment or judgment Lien not constituting an Event of Default;

(i)    any interest or title of a licensor, lessor or sublessor under any license or lease and any interest or title of a licensee, lessee or sublessee under any license, cross-license or lease in any event entered into in the ordinary course of business and not otherwise prohibited by the terms of this Agreement;

(j)    Liens against equipment arising from precautionary UCC financing statement filings regarding operating leases entered into by such Person in the ordinary course of business;

(k)    Liens in favor of financial institutions arising as a matter of law or otherwise and encumbering deposits of cash or financial assets (including the right of set-off) held by such financial institutions in the ordinary course of business in connection with deposit or securities accounts, provided that no such account is (x) a dedicated cash collateral account and/or is subject to restrictions against access in excess of those set forth by regulations promulgated by the Federal Reserve Board and (y) intended by the Borrower or any Subsidiary to provide collateral to the applicable financial institution;

(l)    Liens (including statutory and common law liens) in or against goods, documents or instruments, including proceeds (including insurance proceeds), products, accessions, substitutions and replacements related thereto, related to or arising out of commercial or documentary letter of credit transactions, to the extent that such letter of credit transactions constitute permitted Debt under Section 11.1(k);

(m)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties incurred in the ordinary course of business in connection with the importation of goods, which customs duties are not overdue; and

(n)    Liens securing Debt in an aggregate principal amount outstanding at any time not exceeding $5,000,000.

Section 11.3    Mergers, Etc.  The Borrower will not, nor will it permit any Subsidiary of the Borrower to, become a party to a merger or consolidation or purchase or otherwise acquire all or a substantial part of the business or Property of any Person or all or a substantial part of the business or Property of a division or branch of a Person or a majority interest in the Capital Stock of any Person, or wind up, dissolve or liquidate itself; provided that notwithstanding the foregoing or any other provision of this Agreement as long as no Default exists or would result therefrom and provided the Borrower gives the Agent and the Lenders prior written notice:

(a)    a Subsidiary of the Borrower may wind-up, dissolve or liquidate if its Property is transferred to the Borrower or a Wholly-Owned Subsidiary;

(b)    any Subsidiary of the Borrower may merge or consolidate with the Borrower (provided the Borrower is the surviving entity) or a Wholly-Owned Subsidiary (provided the Wholly-Owned Subsidiary is the surviving entity);

(c)    the Borrower or any Wholly-Owned Subsidiary may make Permitted Acquisitions; and

(d)    to the extent the Required Lenders agree in writing, the Borrower or any Wholly-Owned Subsidiary may make additional acquisitions not included in Permitted Acquisitions.

Section 11.4    Restricted Payments.  The Borrower will not, nor will it permit any Subsidiary of the Borrower to, directly or indirectly declare, order, pay, make or set apart any sum for (i) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any such Person now or hereafter outstanding or (ii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any such Person now or hereafter outstanding except:

(x)    the Borrower may repurchase its Capital Stock, provided that (A) the Total Debt to Capitalization Ratio immediately after giving effect to such repurchase, calculated on a pro forma basis, shall not exceed 0.40:1 and (B) no Default shall be in existence at the time of such repurchase; and

(y)    the Borrower may acquire or redeem Capital Stock of the Borrower held by any former officer, director or employee of the Borrower or beneficiaries of any such Person’s estate or trusts created by or for the benefit of any such Person or their beneficiaries.

Section 11.5    Investments.  The Borrower will not, nor will it permit any Subsidiary of the Borrower to, make or permit to remain outstanding any advance, loan, extension of credit or capital contribution to or investment in any Person, or purchase or own any stocks, bonds, notes, debentures or other Securities of any Person, or be or become a joint venturer with or partner of any Person (all the foregoing, herein “Investments”), except:

(a)    Permitted Acquisitions;

(b)    the Borrower or any Wholly-Owned Subsidiary may make Investments in Domestic Subsidiaries;

(c)    the Borrower may make Investments in Foreign Subsidiaries (subject to the requirements of Section 11.1 and Section 11.3); provided that (i) the aggregate amount of all Investments in Foreign Subsidiaries shall not exceed an amount equal to fifteen percent (15.0%) of the Borrower’s consolidated assets at the time of making any such Investment and (ii) such Investments in Foreign Subsidiaries which constitute advances, loans, extensions of credit, bonds, notes or debentures owed to the Borrower shall at all times be subordinate in all respects to the Obligations or any indebtedness, liability or obligation of such Foreign Subsidiary to the Agent and the Lenders (if any) under any Loan Document and must otherwise be in compliance with Section 11.1 and Section 11.3;

(d)    Investments up to an aggregate amount at any time outstanding of not more than 5% of the Borrower’s Tangible Net Worth;

(e)    readily marketable direct obligations of the U.S. or any agency thereof with maturities of one year or less from the date of acquisition;

(f)    fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the U.S. having capital and surplus in excess of $250,000,000 and repurchase and reverse repurchase obligations entered into with any such commercial bank;

(g)    commercial paper of a domestic issuer and equity or debt Securities of a domestic issuer if at the time of purchase such paper or debt Securities of such issuer is rated in one of the two highest rating categories of Standard and Poor’s Rating Service or Moody’s Investors Service, Inc. or any successor thereto;

(h)    Investments received in connection with the settlement of delinquent obligations of, and disputes with, customers and suppliers and other trade debtors arising in the ordinary course of business;

(i)    Investments in money market mutual funds registered with the Securities and Exchange Commission meeting the requirements of Rule 2a-7 promulgated under the Investment Company Act of 1940, which funds are rated in one of the two highest rating categories of Standard and Poor’s Rating Service or Moody’s Investors Service, Inc. or any successor thereto;

(j)    extensions of trade credit in the ordinary course of business;

(k)    to the extent permitted under applicable law, the Borrower and any Wholly-Owned Subsidiary may make loans and advances to officers, directors and employees in the ordinary course of business and consistent with past practices up to an aggregate amount at any time outstanding of not more than $5,000,000;

(l)    Investments existing on the Closing Date and listed on Schedule 11.5 to the Disclosure Letter; and

(m)    Investments consisting of purchases of debt Securities or other extensions of credit by the Borrower or any Subsidiary of the Borrower to the lessor/purchaser in connection with Permitted Sale-Leasebacks.

The amount of Investments pursuant to clause (c) preceding shall be the amount of all cash or other Property invested, loaned, advanced or otherwise contributed to all Foreign Subsidiaries of the Borrower whether such Investments are made as a single transaction or as one of a series of transactions, and such amount shall be determined at the time of making of each Investment or portion thereof if in connection with a series of transactions.

Section 11.6    Limitation on Issuance of Capital Stock of Subsidiaries.  The Borrower will not permit any Subsidiary of the Borrower to at any time issue, sell, assign or otherwise dispose of, except to the Borrower or a Wholly-Owned Subsidiary or in connection with a Permitted Acquisition, (a) any Capital Stock of a Subsidiary of the Borrower, (b) any Securities exchangeable for or convertible into or carrying any rights to acquire any Capital Stock of a Subsidiary of the Borrower or (c) any option, warrant or other right to acquire any Capital Stock of a Subsidiary of the Borrower.

Section 11.7    Transactions with Affiliates.  The Borrower will not, nor will it permit any Subsidiary of the Borrower to, enter into any transaction, including the purchase, sale or exchange of property or the rendering of any service, with any Affiliate (as used in this Section 11.7 the term “Affiliate” shall exclude any Subsidiary of the Borrower) of the Borrower or such Subsidiary of the Borrower, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

Section 11.8    Disposition of Assets.  The Borrower will not, nor will it permit any Subsidiary of the Borrower to, sell, lease, assign, transfer or otherwise voluntarily dispose of any of its Property other than (a) sales of inventory in the ordinary course of business, (b) sales or other dispositions of assets in the ordinary course of business in connection with the closing of any retail location of the Borrower or any Subsidiary of the Borrower, (c) dispositions of obsolete or worn-out equipment in the ordinary course of business, (d) transfers or dispositions of assets by a Subsidiary to the Borrower or a Wholly-Owned Subsidiary, (e) transfers or dispositions of assets by the Borrower to a Subsidiary, provided that, with respect to transfers or dispositions to a Foreign Subsidiary, such transfers or dispositions are otherwise permitted by Section 11.5(c), (f) transfers consisting of the lease or licenses of Property in the ordinary course of business consistent with past practice and (g) sales or other dispositions of assets in any Fiscal Year where the net book value of the assets disposed of does not exceed 10% of the Borrower’s Tangible Net Worth as of the last day of the immediately preceding Fiscal Year.

Section 11.9    Lines of Business.  The Borrower will not, nor will it permit any Subsidiary of the Borrower to, engage in any line or lines of business activity other than the business activities in which they are engaged on the Closing Date or a business reasonably related or complementary thereto.

Section 11.10    Limitations on Restrictions Affecting the Borrower and its Subsidiaries.  Neither the Borrower nor any Subsidiary of the Borrower (i) shall enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien in favor of the Agent and the Lenders under the Loan Documents upon its Properties, whether now owned or hereafter acquired, or (ii) will directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary of the Borrower to (a) pay dividends or make any other distribution on any of its Capital Stock, (b) pay any Debt owed to the Borrower or any Subsidiary of the Borrower, (c) make loans or advances to the Borrower or any Subsidiary of the Borrower, (d) transfer any Property of the Borrower or any Subsidiary of the Borrower to any other Person, or (e) make any prepayment of any of the Obligations, provided that the foregoing shall not apply to: (1) restrictions and conditions imposed by applicable law; (2) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets subject to such leases, licenses or similar agreements, as the case may be); (3) restrictions with respect to the disposition or transfer of assets or property in asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business and in respect of transactions not otherwise prohibited hereunder, pending the closing of such disposition or transfer (provided that in each case (A) the Borrower or any Subsidiary party to any such agreement is the seller, and (B) such restrictions are limited to the property or assets that are the subject of such agreement); (4) customary restrictions with respect to the disposition or distribution of assets or property in joint venture agreements, partnership agreements and other similar agreements entered into in the ordinary course of business and in respect of transactions not otherwise prohibited hereunder, in each case so long as the joint venture, partnership or other subject of such agreement is not a Subsidiary of the Borrower; and (5) restrictions in agreements evidencing Debt permitted by Section 11.1(b), (e) or (f) that impose restrictions on the property financed by or the subject of such Debt (including the products, proceeds (including insurance proceeds), accessions, replacements, substitutions and improvements thereto) and restrictions in agreements evidencing Liens permitted by Section 11.1(f) or (n) which affect only the assets subject to such Liens.

Section 11.11    Environmental Protection.  The Borrower will not, nor will it permit any Subsidiary of the Borrower to, (a) use (or permit any tenant to use) any of its Properties for the handling, processing, storage, transportation or disposal of any Hazardous Material except in compliance with applicable Environmental Laws, (b) generate any Hazardous Material except in compliance with applicable Environmental Laws, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material in violation of any Environmental Law or (d) otherwise conduct any activity or use any of its Properties in any manner that in any material respect violates or is likely to violate any Environmental Law or create any Environmental Liabilities for which the Borrower or any Subsidiary of the Borrower would be responsible that could be expected to have a Material Adverse Effect.

Section 11.12    ERISA.  The Borrower will not, nor will it permit any Subsidiary of the Borrower to:

(a)    allow or take (or permit any ERISA Affiliate to take) any action which would cause any unfunded or unreserved liability for benefits under any Plan (exclusive of any Multiemployer Plan) in excess of $5,000,000 to exist or to be created; or

(b)    with respect to any Multiemployer Plan, allow or take (or permit any ERISA Affiliate to take) any action which would cause any unfunded or unpaid liability by the Borrower or any ERISA Affiliate to any Multiemployer Plan in excess of $5,000,000 to exist or to be created, either individually as to any such Plan or in the aggregate as to all such Plans.

ARTICLE 12

Financial Covenants

The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any Commitment hereunder or any Letter of Credit shall remain outstanding (unless such Letter of Credit is Cash Collateralized in full), it will perform and observe the following financial covenants:

Section 12.1    Leverage Ratio.  As of the end of each Fiscal Quarter, the Borrower shall not permit the Leverage Ratio calculated as of the end of such Fiscal Quarter, for the preceding twelve (12) Fiscal Periods then ending, to exceed 3.50:1.

Section 12.2    Fixed Charge Coverage Ratio.  As of the end of each Fiscal Quarter, the Borrower shall not permit the Fixed Charge Coverage Ratio, calculated as of the end of such Fiscal Quarter, for the preceding four (4) Fiscal Quarter period then ending, to be less than 2.50:1.

ARTICLE 13

Default

Section 13.1    Events of Default.  Each of the following shall be deemed an “Event of Default”:

(a)    the Borrower shall fail to pay (i) when due any principal owing with respect to the Loan or any L/C Obligation payable under any Loan Document or any part thereof, (ii) within three (3) Business Days of the date due any interest on the Loan or any L/C Obligation or fees payable under the Loan Documents or any part thereof or (iii) within three (3) Business Days after the date the Borrower receives written notice of the failure to pay when due, any other Obligation or any part thereof, or any indebtedness, liability or obligation due to any Lender under any Hedge Agreement;

(b)    any representation, warranty or certification made or deemed made by the Borrower or any Subsidiary of the Borrower (or any of their respective officers) in any Loan Document or in any certificate, report, notice or financial statement furnished at any time in connection with any Loan Document shall be false, misleading or erroneous in any material respect when made or deemed to have been made;

(c)    the Borrower or any Subsidiary of the Borrower shall fail to perform, observe or comply with any covenant, agreement or term contained in Section 2.4, Section 5.4(a), Section 10.1, Section 10.2, Section 10.6, Section 10.10, Article 11 (other than related to non-consensual Liens under Section 11.2) or Article 12;

(d)    the Borrower or any Subsidiary of the Borrower shall fail to perform, observe or comply with any other agreement or term contained in any Loan Document (other than as described in Section 13.1(a), Section 13.1(b) or Section 13.1(c)) and (i) such failure shall continue for a period of thirty (30) days after the earlier of (A) the date the Agent provides the Borrower with notice thereof or (B) the date the Borrower should have notified the Agent thereof in accordance with Section 10.1(e) or (ii) as otherwise specifically provided by any other Loan Document;

(e)    the Borrower or any Subsidiary of the Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, liquidator or the like of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect, the “Bankruptcy Code”), (iv) institute any proceeding or file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, winding-up or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, (vi) admit in writing its inability to or be generally unable to pay its debts as such debts become due or (vii) take any corporate action for the purpose of effecting any of the foregoing;

(f)    (i) a proceeding or case shall be commenced, without the application, approval or consent of the Borrower or any Subsidiary of the Borrower in any court of competent jurisdiction, seeking (A) its reorganization, liquidation, dissolution, arrangement or winding-up or the composition or readjustment of its debts, (B) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Borrower or such Subsidiary or of all or any substantial part of its Property or (C) similar relief in respect of the Borrower or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days or (ii) an order for relief against the Borrower or any Subsidiary shall be entered in an involuntary case under the Bankruptcy Code;

(g)    the Borrower or any Subsidiary of the Borrower shall fail within a period of thirty (30) days after the commencement thereof to discharge or obtain a stay of any attachment, sequestration, forfeiture or similar proceeding or proceedings involving an aggregate amount in excess of $15,000,000 against any of its assets or Properties;

(h)    a final judgment or judgments for the payment of money in excess of $15,000,000 in the aggregate (to the extent not paid or fully covered by insurance acknowledged by a carrier reasonably acceptable to the Agent) shall be rendered by a court or courts against the Borrower or any Subsidiary of the Borrower and the same shall not be satisfied, discharged or dismissed (or provision shall not be made for such satisfaction, discharge or dismissal), or a stay of execution or other stay of enforcement thereof shall not be procured, within sixty (60) days from the date of entry thereof and the Borrower or any Subsidiary of the Borrower, as applicable, shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(i)    the Borrower or any Subsidiary of the Borrower shall fail to pay when due any principal of or interest on any Debt (other than the Obligations) beyond the period of grace (if any) if the aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of the affected Debt equals or exceeds $15,000,000, or the maturity of any such Debt shall have been accelerated or shall have been required to be prepaid prior to the stated maturity thereof or (ii) any event shall have occurred with respect to any Debt in the aggregate principal amount equal to or in excess of $15,000,000 that permits the holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any prepayment (other than the right to require any prepayment pursuant to (x) a regularly scheduled option to require the Borrower or any Subsidiary to repurchase or prepay such Debt or (y) any redemption, repurchase or prepayment voluntarily initiated by the Borrower or any Subsidiary) thereof;

(j)    this Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Borrower or any Subsidiary, or the Borrower or any Subsidiary shall deny that it has any further liability or obligation under any of the Loan Documents;

(k)    any of the following events shall occur or exist with respect to the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate and in each case, such event or condition, together with all other such events or conditions, if any, have subjected or could in the reasonable opinion of the Agent or the Required Lenders subject the Borrower or any Subsidiary of the Borrower (or any combination thereof) to any tax, penalty or other liability to a Plan, a Multiemployer Plan, the PBGC or otherwise (or any combination thereof) which in the aggregate could reasonably be expected to exceed $5,000,000: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that could reasonably be expected to constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) the complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency or termination of any Multiemployer Plan; or

(l)    the occurrence of a Change of Control.

Section 13.2    Remedies.  If any Event of Default shall occur and be continuing, the Agent may (and if directed by the Required Lenders, shall) do any one or more of the following:

(a)    Acceleration.  By notice to the Borrower, declare all outstanding principal of and accrued and unpaid interest on the Notes and all other amounts payable by the Borrower under the Loan Documents immediately due and payable, and the same shall thereupon become immediately due and payable, without further notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower except as where required by the specific terms of this Agreement or the other Loan Documents;

(b)    Termination of Commitments.  Declare the Commitments and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(c)    Cash Collateralization.  Require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof);

(d)    Judgment.  Reduce any claim to judgment; and

(e)    Rights.  Exercise any and all rights and remedies afforded by the laws of the State of California, or any other jurisdiction governing any of the Loan Documents, by equity or otherwise;

provided, however, that, upon the occurrence of an Event of Default under Section 13.1(e) or Section 13.1(f) with respect to the Borrower or any Guarantor, the Commitments of all of the Lenders and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate and the outstanding principal of and accrued and unpaid interest on the Notes and all other amounts payable by the Borrower or any other party under the Loan Documents shall thereupon become immediately due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender, and in each case without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

Section 13.3    Performance by the Agent.  Upon the occurrence of a Default, if the Borrower or any Guarantor shall fail to perform any agreement in accordance with the terms of the Loan Documents, the Agent may, and at the direction of the Required Lenders shall, perform or attempt to perform such agreement on behalf of the Borrower or such Guarantor, as applicable. In such event, at the request of the Agent, the Borrower shall promptly pay any amount expended by the Agent or the Lenders in connection with such performance or attempted performance, to the Agent at the Principal Office together with interest thereon at the Default Rate applicable to the Base Rate Balance from the date of such expenditure to the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither the Agent, the Arranger, nor any Lender shall have any liability or responsibility for the performance of any obligation of the Borrower or any Guarantor under any Loan Document.

Section 13.4    Set-off.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, without notice to the Borrower or any other Person (any such notice being hereby expressly waived), to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding any account established by the Borrower as a fiduciary for another party) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing under any Loan

Document, irrespective of whether or not the Agent or such Lender shall have made any demand under such Loan Documents and although the Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower (with a copy to the Agent) after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights and remedies of each Lender hereunder are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

Section 13.5    Continuance of Default.  For purposes of all Loan Documents, a Default shall be deemed to have continued and exist until the Agent shall have actually received evidence satisfactory to the Agent that such Default shall have been remedied.

ARTICLE 14

The Agent

Section 14.1    Appointment and Authority.  Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any Guarantor shall have rights as a third party beneficiary of any of such provisions.

Section 14.2    Rights as a Lender.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

Section 14.3    Exculpatory Provisions.  The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 15.10 and 13.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower, a Lender or the L/C Issuer.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 8 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 14.4    Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 14.5    Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Agent. The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 14.6    Resignation of Agent.  The Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent will not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, after consulting with the Lenders and the Borrower, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 15.1 and 15.2 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 14.7    Non-Reliance on Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 14.8    Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any Guarantor, the Agent (irrespective of whether the principal of the Loan or any L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 3.9, 3.10, 4.6, 4.7, 4.8, 15.1 and 15.2) allowed in such judicial proceeding; and

(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 4.7, 15.1 and 15.2.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 14.9    Guaranty Matters.  The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranties if such Person ceases to be a Subsidiary of the Borrower as a result of a transaction permitted hereunder. Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 14.9.

Section 14.10    Co-Agents; Lead Managers.  None of the Lenders identified on the facing page or signature pages of this Agreement as a “co-documentation agent”, “co-syndication agent” or other similar title shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified as a “co-documentation agent”, “co-syndication agent” or other similar title shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE 15

Miscellaneous

Section 15.1    Attorney Costs, Expenses and Documentary Taxes.  The Borrower agrees (a) to pay or reimburse the Agent for, promptly after presentation of supporting documents, all reasonable costs and expenses incurred in connection with the syndication of the credit facilities provided for herein, the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated) and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, (b) to pay all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (c) to pay or reimburse the Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any insolvency law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and documentary taxes related thereto, and other out-of-pocket expenses incurred by the Agent and the cost of independent public accountants and other outside experts retained by the Agent or any Lender. All amounts due under this Section 15.1 shall be payable within thirty (30) Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

Section 15.2    Indemnification; Damage Waiver.

(a)    Indemnification by the Borrower.  Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Related Parties (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary or Affiliate of the Borrower, or any Environmental Liability related in any way to the Borrower or any Subsidiary or Affiliate of the Borrower or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party, the Borrower or a Guarantor, and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements have resulted from the gross negligence or willful misconduct of such Indemnitee.

(b)    Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 15.1 or clause (a) of this Section to be paid by it to the Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this clause (b) are subject to the provisions of Section 5.8(c).

(c)    Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)    Payments.  All amounts due under this Section 15.2 shall be payable within thirty (30) Business Days after demand therefor.

(e)    Survival.  The agreements in this Section shall survive the resignation of the Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 15.3    No Duty.  All attorneys, accountants, appraisers and other professional Persons and consultants retained by any of the Agent, the Arranger or any Lender shall have the right to act exclusively in the interest of Agent, the Arranger and the Lenders and shall have no duty of disclosure, duty of loyalty, duty of care or other duty or obligation of any type or nature whatsoever to the Borrower or any Guarantor, any shareholders of the Borrower or any Guarantor or any other Person.

Section 15.4    No Fiduciary Relationship.  The relationship between the Borrower and the Guarantors on the one hand and the Agent, the Arranger and the Lenders on the other is solely that of debtor and creditor, and neither any of the Agent, the Arranger nor any Lender has any fiduciary or other special relationship with the Borrower or any Guarantor, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Borrower and the Guarantors on the one hand and any of the Agent, the Arranger and each Lender on the other to be other than that of debtor and creditor.

Section 15.5    Equitable Relief.  The Borrower recognizes that in the event the Borrower or any Guarantor fails to pay, perform, observe or discharge any or all of the Obligations under the Loan Documents, any remedy at law may prove to be inadequate relief to the Agent and the Lenders. The Borrower therefore agrees that the Agent and the Lenders, if the Agent or the Required Lenders so request, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 15.6    No Waiver; Cumulative Remedies.  No failure on the part of the Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided for in the Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Section 15.7    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the portion of the Loan (including for purposes of this clause (b), participations in L/C Obligations and in Swingline Advances) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the portion of the Loan at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes the Loan outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Revolving Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (which consent of the Borrower shall not be unreasonably withheld or delayed), provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met, (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the portion of the Loan or the Commitment assigned, (iii) any assignment of a Commitment must be approved by the Agent and the L/C Issuer unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) and (iv) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption and an Acknowledgement of Intercreditor Agreement, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 15.7, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 6.1, 6.5, 6.6, 15.1 and 15.2 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender and, if applicable, shall deliver a replacement Note to the assignor Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section. From time to time upon request of the Borrower, the Agent will inform the Borrower of the identities of all Lenders and their respective Commitments.

(c)    The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the portion of the Loan and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as the Lender shall be conclusive and binding on any subsequent holder, assignee, or transferee of the corresponding Commitments or Obligations. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Register shall be available for inspection by each of the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Agent a copy of the Register.

(d)    Any Lender may at any time, without the consent of, but with notice to, the Borrower and the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loan (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that a Lender selling a participation may, in any agreement with a Participant, give such Participant the right to consent to any matter which (A) extends the Maturity Date as to such Participant or any other date upon which any payment of money is due to such Participant, (B) reduces the rate of interest owing to such Participant, any fee or any other monetary amount owing to such Participant, (C) reduces the amount of any installment of principal owing to such Participant or (D) releases all or substantially all of the Guarantors of their obligations under the Subsidiary Guaranty. Subject to clause (e) of this Section, the Borrower agrees that each

Participant shall be entitled to the benefits of Sections 6.1, 6.5 and 6.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant shall be also entitled to the benefits of Section 13.4 as though it were a Lender, provided such Participant agrees to be subject to Section 5.7 as though it were a Lender.

(e)    A Participant shall not be entitled to receive any greater payment under Section 6.1, 6.5 or 6.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 6.5 or 6.6 unless such Participant agrees, for the benefit of the Borrower, to comply with Section 15.21 as though it were a Lender (it being understood that the Agent and the Borrower shall be third party beneficiaries of such covenant).

(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)    Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and portions of the Loan owing to it pursuant to clause (b) above, Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder (and upon acceptance of such appointment by a Lender, such Lender shall be such successor L/C Issuer); provided that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to fund Base Rate Balances or fund risk participations in Unreimbursed Amounts pursuant to Section 3.3).

Section 15.8    Survival.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any extension of credit hereunder, and shall continue in full force and effect as long as the Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Without prejudice to the survival of any other obligation of the Borrower hereunder, the obligations under Article 6, Section 15.1 and Section 15.2 shall survive repayment of the Notes and termination of the Commitments. Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 15.9    Entire Agreement.  This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 15.10    Amendments and Waivers.  Any provision of any Loan Document may be amended or waived and any consent to any departure by the Borrower therefrom may be granted if, but only if, such amendment, waiver or consent is in writing and is signed by the Borrower, and the Required Lenders; provided that no such amendment, waiver or consent shall:

(a)    waive any condition set forth in Section 8.1(a) without the written consent of each Lender;

(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment theretofore terminated) without the written consent of such Lender;

(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 15.10) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e)    change Section 5.7 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g)    release all or substantially all the Guarantors from the Guaranty without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Section 15.11    Maximum Interest Rate.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excessive interest shall be applied to the principal of the Obligations or, if it exceeds the unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 15.12    Notices; Effectiveness; Electronic Communication.

(a)    General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to clause (b) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower, the Agent or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 15.12; and

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto, (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid, (C) if delivered by facsimile, when sent and receipt of such delivery has been confirmed by telephone from the receiving party and (D) if delivered by electronic mail, as provided in clause (b) below; provided that notices and other communications to the Agent and the L/C Issuer pursuant to Article 3 and Article 4 shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)    Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article 3 and Article 4 if such Lender or the L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED

OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Change of Address, Etc.  Each of the Borrower, the Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Agent and the L/C Issuer. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)    Reliance by Agent and Lenders.  The Agent and the Lenders shall be entitled to rely and act upon any notice (including telephonic notices of borrowing, Conversion and Continuation) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

Section 15.13    Governing Law; Venue; Service of Process.

(a)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAWS OF SUCH STATE.

Section 15.14    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 15.15    Severability.  Any provision of any Loan Document held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of such Loan Document and the effect thereof shall be confined to the provision held to be invalid or illegal.

Section 15.16    Headings.  The headings, captions and arrangements used in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

Section 15.17    Construction.  The Borrower, each Guarantor (by its execution of the Loan Documents to which it is a party), the Agent and each Lender acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.

Section 15.18    Independence of Covenants.  All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 15.19    Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE

PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 15.20    Confidentiality.  The Agent, each Lender and each Participant shall use any confidential non-public information concerning the Borrower and its Subsidiaries that is furnished to the Agent or such Lender by or on behalf of the Borrower and its Subsidiaries in connection with the Loan Documents (collectively, “Confidential Information”) solely for the purpose of evaluating and providing products and services to them and administering and enforcing the Loan Documents, and it will hold the Confidential Information in confidence. Notwithstanding the foregoing, the Agent and each Lender may disclose Confidential Information (a) to their Affiliates or any of their or their Affiliates’ directors, officers, employees, auditors, counsel, advisors or representatives (collectively, the “Representatives”) whom it determines need to know such information for the purposes set forth in this Section, (b) to any bank or financial institution or other entity to which such Lender has assigned or desires to assign an interest or participation in the Loan Documents or the Obligations, provided that any such foregoing recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein, (c) to any Governmental Authority (or self-regulatory authority, such as the National Association of Insurance Commissioners) having or claiming to have authority to regulate or oversee any aspect of the Agent’s or such Lender’s business or that of their Representatives in connection with the exercise of such authority or claimed authority, (d) to the extent necessary or appropriate to effect or preserve the Agent’s or such Lender’s or any of their Affiliates’ security (if any) for any Obligation or to enforce any right or remedy or in connection with any claims asserted by or against the Agent or such Lender or any of their Representatives, (e) to the extent required by applicable law or pursuant to any subpoena or any similar legal process, (f) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (g) subject to an agreement containing provisions substantially the same as those of this Section, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations and (h) with the consent of the Borrower. For purposes hereof, the term “Confidential Information” shall not include information that (x) is in the Agent’s or a Lender’s possession prior to its being provided by or on behalf of the Borrower or any of its Subsidiaries; provided that such information is not known by the Agent or such

Lender to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, the Borrower or any of its Subsidiaries, (y) is or becomes publicly available (other than through a breach hereof by the Agent or such Lender) or (z) becomes available to the Agent or such Lender on a nonconfidential basis; provided, further, that the source of such information was not known by the Agent or such Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

Section 15.21    Foreign Lenders.  Each Foreign Lender (including an Eligible Assignee that is a Foreign Lender and a Participant that would be a Foreign Lender if it were a Lender) shall deliver to the Agent, prior to receipt of any payment subject to withholding under the Code (or after accepting an assignment of an interest or purchasing a participation herein), two (2) duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Agent that such Foreign Lender is entitled to an exemption from U.S. withholding tax. Thereafter and from time to time, each such Foreign Lender shall (a) promptly submit to the Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant U.S. taxing authorities) as may then be available under then current U.S. laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Agent of any available exemption from U.S. withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (b) promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption and (c) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Foreign Lender, and as may be reasonably necessary (including the re-designation of its Applicable Lending Office) to avoid any requirement of applicable laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender. If such Foreign Lender fails to deliver the above forms or other documentation, then the Agent may withhold from any interest payment to such Foreign Lender an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that the Agent did not properly withhold any tax or other amount from payments made in respect of such Foreign Lender, such Foreign Lender shall indemnify the Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including Attorney Costs) of the Agent. The obligation of the Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of the Agent.

Section 15.22    Amendment and Restatement.  This Agreement amends, restates and replaces in its entirety the Original Agreement. All rights, benefits, indebtedness, interest, liabilities and obligations of the parties to the Original Agreement are hereby amended, restated, replaced and superseded in their entirety according to the terms and provisions set forth herein. All indebtedness, liabilities and obligations under the Original Agreement, including all promissory notes executed by the Borrower pursuant thereto, are hereby renewed by this Agreement, the Notes and the other Loan Documents executed by the Borrower pursuant to this Agreement and shall, from and after the Closing Date, be governed by this Agreement and the other Loan Documents. The Borrower represents and warrants that as of the date hereof there are no claims or offsets against, or defenses or counterclaims to, its obligations under this Agreement, the Original Agreement or any of the other agreements, documents or instruments executed in connection herewith or therewith. To induce the Agent and the Lenders to enter into this Agreement, the Borrower waives any and all such claims, offsets, defenses and counterclaims, whether known or unknown, arising prior to the Closing Date and relating to the Original Agreement or this Agreement.

Section 15.23    USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

WILLIAMS-SONOMA, INC.
By:	/s/ SHARON L. MCCOLLAM
Title:	Executive Vice President, Chief Financial Officer

S-1	Signature Page to Third Amended & Restated Credit Agreement

AGENT:

BANK OF AMERICA, N.A., as the Agent
By:	/s/ TIFFANY SHIN
Title:	Assistant Vice President

S-2	Signature Page to Third Amended & Restated Credit Agreement

LENDERS:

Commitment: $68,500,000	BANK OF AMERICA, N.A., as a Lender and as L/C Issuer
	By:	/s/ RONALD J. DROBNY
	Title:	Senior Vice President

S-3	Signature Page to Third Amended & Restated Credit Agreement

Commitment: $41,000,000	THE BANK OF NEW YORK
	By:	/s/ RANDOLPH E. J. MEDRANO
	Title:	Vice President

S-4	Signature Page to Third Amended & Restated Credit Agreement

Commitment: $41,000,000	WELLS FARGO BANK, N.A.
	By:	/s/ JEFF BAILARD
	Title:	Vice President

S-5	Signature Page to Third Amended & Restated Credit Agreement

Commitment: $41,000,000	JPMORGAN CHASE BANK, N.A.
	By:	/s/ LISA A. WHATLEY
	Title:	Managing Director

S-6	Signature Page to Third Amended & Restated Credit Agreement

Commitment: $41,000,000	UNION BANK OF CALIFORNIA, N.A.
	By:	/s/ THERESA L. ROCHA
	Title:	Vice President

S-7	Signature Page to Third Amended & Restated Credit Agreement

Commitment: $25,000,000	U.S. BANK NATIONAL ASSOCIATION
	By:	/s/ GREGORY L. DRYDEN
	Title:	Senior Vice President

S-8	Signature Page to Third Amended & Restated Credit Agreement

Commitment: $15,000,000	FIFTH THIRD BANK
	By:	/s/ GARY S. LOSEY
	Title:	Assistant Vice President – Relationship Manager

S-9	Signature Page to Third Amended & Restated Credit Agreement

Commitment: $15,000,000	NATIONAL CITY BANK
	By:	/s/ MICHAEL DURBIN
	Title:	Senior Vice President

S-10	Signature Page to Third Amended & Restated Credit Agreement

Commitment: $7,500,000	THE BANK OF NOVA SCOTIA
	By:	/s/ MARK SPARROW
	Title:	Director

S-11	Signature Page to Third Amended & Restated Credit Agreement

Commitment: $5,000,000	OAK BROOK BANK
	By:	/s/ HENRY WESSEL
	Title:	Vice President

S-12	Signature Page to Third Amended & Restated Credit Agreement

EXHIBIT A

FORM OF REVOLVING NOTE

[AMENDED AND RESTATED] REVOLVING NOTE

$	,

FOR VALUE RECEIVED, the undersigned, WILLIAMS-SONOMA, INC., a corporation duly organized and validly existing under the laws of the State of California (the “Borrower”), hereby promises to pay to the order of                                                       (the “Payee”), on the Maturity Date, the principal amount of                              DOLLARS ($                ), or such lesser principal amount of the Balances payable by the Borrower to the Payee as shall be outstanding on the Maturity Date, pursuant to that certain Third Amended and Restated Credit Agreement dated as of February     , 2005 (as such agreement may be amended, restated or otherwise modified in writing from time to time, the “Credit Agreement”) among the Borrower, the Lenders from time to time party thereto and BANK OF AMERICA, N.A., as the administrative agent (the “Agent”) and L/C Issuer. Terms defined in the Credit Agreement which are used herein shall have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Balance from the date of such Balance until such principal amount is paid in full, at such interest rates and payable at such times as are specified in the Credit Agreement. All payments of principal and interest shall be made to the Agent for the account of the Payee in Dollars in immediately available funds at the Agent’s Principal Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This [Amended and Restated] Revolving Note (“Revolving Note”) is one of the “Revolving Notes” referred to in the Credit Agreement. Reference is hereby made to the Credit Agreement for rights and obligations of payment and prepayment, events of default, and the right of the Payee to accelerate the maturity hereof upon the occurrence of such events. The advances made by the Payee hereunder shall be evidenced by one or more loan accounts or records maintained by the Payee in the ordinary course of business. The Payee may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its advances hereunder and payments with respect thereto.

The Borrower, for itself, its successors and its assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

The Borrower agrees to pay all collection expenses, court costs and Attorney Costs (whether or not litigation is commenced) which may be incurred by the Payee in connection with the collection or enforcement of this Revolving Note.

[This Revolving Note is in renewal of and is issued in amendment and restatement of (but not in extinguishment of) [the indebtedness evidenced by that certain Revolving Note dated                     ,              previously executed and delivered by the Borrower payable to the order of                             , in the face amount of $                , and the portion of such

indebtedness represented hereby shall hereafter be governed by and payable in accordance with the terms hereof]. {Insert language modified as appropriate into notes.}

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

WILLIAMS-SONOMA, INC.

By: __________________________________________

Name: ________________________________________

Title: _________________________________________

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Balance Advanced	Amount of Balance Advanced	End of Interest Period	Amount of Interest or Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

__________	__________	__________	__________	__________	__________	__________

EXHIBIT B

FORM OF SWINGLINE NOTE

SWINGLINE NOTE

$	,

FOR VALUE RECEIVED, the undersigned, WILLIAMS-SONOMA, INC., a corporation duly organized and validly existing under the laws of the State of California (the “Borrower”), hereby promises to pay to the order of BANK OF AMERICA, N.A. (the “Payee”), on the Maturity Date, the principal amount of                      DOLLARS ($                    ), or such lesser principal amount of the Swingline Advances payable by the Borrower to the Payee as shall be outstanding on the Maturity Date, pursuant to that certain Third Amended and Restated Credit Agreement dated as of February     , 2005 (as such agreement may be amended, restated or otherwise modified in writing from time to time, the “Credit Agreement”) among the Borrower, the Lenders from time to time party thereto and BANK OF AMERICA, N.A., as the administrative agent (the “Agent”) and L/C Issuer. Terms defined in the Credit Agreement which are used herein shall have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Swingline Advance from the date of such Swingline Advance until such principal amount is paid in full, at such interest rates and payable at such times as are specified in the Credit Agreement. All payments of principal and interest shall be made to the Agent for the account of the Payee in Dollars in immediately available funds at the Agent’s Principal Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Swingline Note is the “Swingline Note” referred to in the Credit Agreement. Reference is hereby made to the Credit Agreement for rights and obligations of payment and prepayment, events of default, and the right of the Payee to accelerate the maturity hereof upon the occurrence of such events. The advances made by the Payee hereunder shall be evidenced by one or more loan accounts or records maintained by the Payee in the ordinary course of business. The Payee may also attach schedules to this Swingline Note and endorse thereon the date, amount and maturity of its advances hereunder and payments with respect thereto.

The Borrower, for itself, its successors, and its assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Swingline Note.

The Borrower agrees to pay all collection expenses, court costs and Attorney Costs (whether or not litigation is commenced) which may be incurred by the Payee in connection with the collection or enforcement of this Swingline Note.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

WILLIAMS-SONOMA, INC.

By: __________________________________________

Name: ________________________________________

Title: _________________________________________

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Advance	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

______________	______________	______________	______________	______________

______________	______________	______________	______________	______________

______________	______________	______________	______________	______________

______________	______________	______________	______________	______________

______________	______________	______________	______________	______________

______________	______________	______________	______________	______________

______________	______________	______________	______________	______________

______________	______________	______________	______________	______________

______________	______________	______________	______________	______________

______________	______________	______________	______________	______________

______________	______________	______________	______________	______________

______________	______________	______________	______________	______________

______________	______________	______________	______________	______________

______________	______________	______________	______________	______________

______________	______________	______________	______________	______________

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Third Amended and Restated Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) the interest in and to all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1. Assignor:	____________________________________________________________

2. Assignee:	____________________________________________________________	[and is an Affiliate/Approved Fund of identify Lender]1]

3. Borrower:	WILLIAMS-SONOMA, INC.

4. Agent:	BANK OF AMERICA, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:	The Third Amended and Restated Credit Agreement, dated as of February , 2005, among WILLIAMS-SONOMA, INC., the Lenders parties thereto, and BANK OF AMERICA, N.A., as Agent and L/C Issuer.

_________________________

1 Select as applicable.

  6.   Assigned Interest:        2

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans3
___________4	$___________	$___________	___________%
___________	$___________	$___________	___________%
___________	$___________	$___________	___________%

  7.  [Trade Date:                                                                             ]5

Effective Date:                                     , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By: ___________________________________

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By: ___________________________________

Title:

______________________________

* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

2 The reference to “Loans” in the table should be used only if the Credit Agreement provides for Term Loans.

3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

4 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Loan Commitment”, etc.).

5 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Consented to and]6 Accepted:

BANK OF AMERICA, N.A., as
Agent and L/C Issuer

By: __________________________________
Title:

[Consented to:]7

By: __________________________________
Title:

_____________________________

6 To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

7 To be added only if the consent of the Borrower and/or other parties (e.g., L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

WILLIAMS-SONOMA, INC.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.        Representations and Warranties.

1.1      Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2      Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 10.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.        Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee for amounts which have accrued prior to but excluding the Effective Date, and to the Assignee for amounts which have accrued from and after the Effective Date.

3.        General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of California.

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

The undersigned, duly appointed and acting chief financial officer or Vice President, Finance (as the case may be) of WILLIAMS-SONOMA, INC. (the “Borrower”), being duly authorized, hereby delivers this Compliance Certificate to the Agent and the Lenders, pursuant to Section 10.1(c) of that certain Third Amended and Restated Credit Agreement, dated as of February     , 2005, among the Borrower, BANK OF AMERICA, N.A., in its capacity as administrative agent (the “Agent”) and the Lenders party thereto, as such agreement may be amended, restated or otherwise modified from time to time, reference to which hereby is made (the “Credit Agreement”). Terms defined in the Credit Agreement which are used herein shall have the meanings provided in the Credit Agreement.

1.        The Borrower hereby delivers to the Agent and the Lenders [check as applicable]:        the audited Fiscal Year end financial statements and the unaudited consolidating financial statements required by Section 10.1(a); or        the Fiscal Quarter end financial statements required by Section 10.1(b), dated as of                         , 20    . Such financial statements are complete and correct in all material respects and have been prepared in accordance with GAAP (as applicable) applied consistently throughout the periods reflected therein, except for year-end audit adjustments and the inclusion of footnotes for any financial statements delivered pursuant to Section 10.1(b).

2.        The undersigned represents and warrants to the Agent and the Lenders that, except as may have been previously or concurrently disclosed to the Agent and the Lenders in writing by the Borrower, the representations and warranties contained in Article 9 of the Credit Agreement are true and correct on and as of the date of this Compliance Certificate as if made on and as of the date hereof (except to the extent that such representations and warranties are expressly by their terms made only as of the Closing Date or another specified date).

3.        The undersigned hereby states that, to the best of his or her knowledge and based upon an examination sufficient to enable an informed statement [check as applicable]:

☐	No Default exists as of the date hereof.

☐	One or more Defaults have occurred or exist as of the date hereof. Included within Exhibit A attached hereto is a written description specifying each such Default, its nature, when it occurred, whether it is continuing as of the date hereof and the steps being taken by the Borrower with respect thereto. Except as so specified, no Default exists as of the date hereof.

4.        Exhibit B attached hereto sets forth the calculations necessary to establish the status of the Borrower’s compliance with the covenants contained in Article 12 of the Credit Agreement as of the effective date of the financial statements referenced in paragraph 1 above.

5.        Exhibit C attached hereto sets forth the determination of the Base Rate Margin, the Libor Rate Margin, the Facility Fee Rate and the Utilization Fee Rate to become effective on the Margin Adjustment Date with respect to the financial statements referenced in paragraph 1 hereof.

Date of execution of this Compliance Certificate:                      , 20    .

WILLIAMS-SONOMA, INC.

By: ________________________________________

Name: ______________________________________

Title: _______________________________________

EXHIBIT A

to

COMPLIANCE CERTIFICATE

dated

                     , 20

The following is attached to and made a part of the above referenced Compliance Certificate.

[specify Defaults]

EXHIBIT B

to

COMPLIANCE CERTIFICATE

dated

                     , 20

The following is attached to and made a part of the above referenced Compliance Certificate.

1.	Leverage Ratio - Section 12.1:						Compliance
	(a)	Total Adjusted Funded Debt:
		(i)	Average Funded Debt[8], plus			$_______
		(ii)	(A)	all lease and rent expense for any real Property for the preceding four (4) Fiscal Quarters, multiplied by	$_______
			(B)	eight.	x 8	$_______
		(iii)	Total Adjusted Funded Debt [1(a)(i) + 1(a)(ii)(B)]		$_______	$_______

	(b)	EBITDAR:
		(i)	Net Income, plus (or less any benefit from)		$_______
		(ii)	Income or franchise taxes to the extent included in the determination of Net Income, plus		$_______
		(iii)	Interest Expense to the extent included in the determination of Net Income, plus		$_______
		(iv)	amortization and depreciation expense to the extent included in the determination of Net Income, plus		$_______
		(v)	Other non-cash, non-recurring charges to the extent included in the determination of Net Income, minus		$_______
		(vi)	Other non-recurring gains to the extent included in the determination of Net Income, plus
		(vii)	All lease and rent expense for any real Property to the extent included in the determination of Net Income
		(viii)	Total EBITDAR [sum of 1(b)(i) through 1(b)(vii)]			$_______
	(c)	Actual Leverage Ratio [1(a)(ii) ÷ 1(b)(viii)]				to 1.00
	(d)	Required Maximum Leverage Ratio				3.50 to 1.00	Yes	No

_________________________

8. The average of all Funded Debt as of the end of each of the immediately preceding twelve (12) Fiscal Periods.

2.	Fixed Charge Coverage Ratio - Section 12.2				Compliance

	(a)	EBITDAR [1(b)(viii)]		$_______
	(b)	Fixed Charges
		(i) Interest Expense to the extent included in the determination of Net Income [1(b)(iii)], plus	$_______
		(ii) lease and rent expense for any real Property, plus	$_______
		(iii) Total fixed charges [2(b)(i) + 2(b)(ii)]		$_______
	(c)	Actual Fixed Charge Coverage Ratio [2(a) ÷ 2(b)(iii)]		to 1.00
	(d)	Required Minimum Fixed Charge Coverage Ratio		2.50 to 1.00	Yes	No

EXHIBIT C

to

COMPLIANCE CERTIFICATE

dated

                 , 20

The following is attached to and made a part of the above referenced Compliance Certificate.

[insert determination of margins and rates]

EXHIBIT E

FORM OF SUBSIDIARY GUARANTY

GUARANTY AGREEMENT

(Subsidiary)

This GUARANTY AGREEMENT (“Guaranty”), dated as of August 23, 2000, is executed and delivered by each of the undersigned (collectively and individually referred to herein as the “Guarantor”), to and in favor of the Agent (as defined below).

RECITALS:

A.        Williams-Sonoma, Inc. (the “Borrower”), the lenders party thereto (together with their successors and assigns, the “Lenders”), and Bank of America, National Association, as administrative agent for the Lenders (the “Agent”), are, concurrently herewith entering into that certain amended and Restated Credit Agreement dated as of August 23, 2000 (such Credit Agreement, as it may hereafter be amended, restated, or otherwise modified from time to time, being hereinafter referred to as the “Credit Agreement”; capitalized terms not otherwise defined herein shall have the same meaning as set forth for such terms in the Credit Agreement).

B.        The Guarantor has directly and indirectly benefitted and will directly and indirectly benefit from the loans evidenced and governed by the Credit Agreement.

C.        The execution and delivery of this Guaranty is required by the Credit Agreement and is a condition to the Lenders making extensions of credit available to the Borrower thereunder.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Guarantor hereby irrevocably and unconditionally guarantees to the Agent, for the benefit of the Agent and the Lenders, the full and prompt payment and performance of the Guaranteed Indebtedness (as defined below) upon the following terms:

1.        The term “Guaranteed Indebtedness”, as used herein means all of the “Obligations”, as defined in the Credit Agreement and shall include, without limitation, any and all post-petition interest and expenses (including, without limitation, Attorney Costs) whether or not allowed under any bankruptcy, insolvency, or other similar law; provided that, notwithstanding anything to the contrary contained in this Guaranty, the Guaranteed Indebtedness shall be limited to an aggregate amount equal to the greatest amount that would not render the Guarantor’s indebtedness, liabilities, or obligations hereunder subject to avoidance under Sections 544, 548, or 550 of the Bankruptcy Code or subject to being set aside or annulled under any applicable state law relating to fraud on creditors; provided, further, that, for purposes of the immediately preceding clauses, it shall be presumed that the Guaranteed Indebtedness hereunder does not equal or exceed any aggregate amount which would render the Guarantor’s indebtedness, liabilities, or obligations hereunder subject to being so avoided, set aside, or annulled, and the burden of proof to the contrary shall be on the party asserting to the contrary. Subject to but without limiting the generality of the foregoing sentence, the provisions of this Guaranty are severable and, in any legally binding action or proceeding involving any state corporate law or any bankruptcy, insolvency, fraudulent transfer, or other laws of general application relating to the enforcement of creditors’ rights and general principles of equity, if the indebtedness, liabilities, or obligations of the Guarantor hereunder would otherwise be held or

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determined to be void, invalid, or unenforceable on account of the amount of its indebtedness, liabilities, or obligations hereunder, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such indebtedness, liabilities, or obligations shall, for purposes of determining the Guarantor’s obligations under this Guaranty, without any further action by the Guarantor or any other Person, be automatically limited and reduced to the greatest amount which is valid and enforceable as determined in such action or proceeding.

2.        The Guarantor, together with each guarantor under any other guaranty (and specifically including each Guarantor hereunder), if any, relating to the Credit Agreement (the “Related Guaranties”) which contain a contribution provision similar to that set forth in this paragraph 2, agrees that it and all such other guarantors (collectively, the “Contributing Guarantors”) together desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty and the Related Guaranties. Accordingly, in the event any payment or distribution is made by the Guarantor under this Guaranty or a guarantor under a Related Guaranty (a “Funding Guarantor”) that exceeds its Fair Share (as defined below), that Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor’s Fair Share Shortfall (as defined below), with the result that all such contributions will cause each Contributing Guarantor’s Aggregate Payments (as defined below) to equal its Fair Share; provided, however, that the obligations to or from any Funding Guarantor as described in this paragraph 2 shall be subordinate to the obligation of the Guarantor to pay the Guaranteed Indebtedness as more fully set forth in paragraph 11 hereof. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Adjusted Maximum Amount (as defined below) with respect to such Contributing Guarantor to (ii) the aggregate of the Adjusted Maximum Amounts with respect to all Contributing Guarantors, multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty and the Related Guaranties in respect of the obligations guaranteed. “Fair Share Shortfall” means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. “Adjusted Maximum Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty or a Related Guaranty, in each case determined in accordance with the provisions hereof and thereof; provided that, solely for purposes of calculating the “Adjusted Maximum Amount” with respect to any Contributing Guarantor for purposes of this paragraph 2, the assets or liabilities arising by virtue of any rights to or obligations of contribution hereunder or under any similar provision contained in a Related Guaranty shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty and the Related Guaranties (including, without limitation, in respect of this paragraph 2 or any similar provision contained in a Related Guaranty). The amounts payable as contributions hereunder and under similar provisions in the Related Guaranties shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this paragraph 2 or any similar provision contained in a Related Guaranty shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder or under a Related Guaranty. Each Contributing

2

Guarantor under a Related Guaranty is a third party beneficiary to the contribution agreement set forth in this paragraph 2.

3.        This Guaranty shall be an absolute, continuing, irrevocable, and unconditional guaranty of payment and performance and not a guaranty of collection, and the Guarantor shall remain liable on its obligations hereunder until the payment and performance in full of the Guaranteed Indebtedness. No set-off, counterclaim, recoupment, reduction, or diminution of any obligation, or any defense of any kind or nature (other than payment or performance) which the Borrower may have against the Agent, any Lender, or any other party, or which the Guarantor may have against the Borrower, the Agent, any Lender, or any other party, shall be available to, or shall be asserted by, the Guarantor against the Agent, any Lender, or any subsequent holder of the Guaranteed Indebtedness or any part thereof or against payment of the Guaranteed Indebtedness or any part thereof.

4.        If the Guarantor becomes liable for any indebtedness owing by the Borrower to the Agent or any Lender by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby, and the rights of the Agent and the Lenders hereunder shall be cumulative of any and all other rights that the Agent and the Lenders may ever have against the Guarantor. The exercise by the Agent and the Lenders of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

5.        In the event of default by the Borrower in payment or performance of the Guaranteed Indebtedness, or any part thereof, when such Guaranteed Indebtedness becomes due, whether by its terms, by acceleration, or otherwise, the Guarantor shall promptly pay the amount due thereon to the Agent, for the benefit of the Agent and the Lenders, without notice or demand in lawful currency of the U.S., and it shall not be necessary for the Agent or any Lender, in order to enforce such payment by the Guarantor, first to institute suit or exhaust its remedies against the Borrower or others liable on such Guaranteed Indebtedness, or to enforce any rights against any collateral which shall ever have been given to secure such Guaranteed Indebtedness. In the event such payment is made by the Guarantor, then the Guarantor shall be subrogated to the rights then held by the Agent and the Lenders with respect to the Guaranteed Indebtedness to the extent to which the Guaranteed Indebtedness was discharged by the Guarantor and, in addition, upon payment by the Guarantor of any sums to the Agent hereunder, all rights of the Guarantor against the Borrower, any other guarantor of the Guaranteed Indebtedness, or any collateral arising as a result therefrom by way of right of subrogation, reimbursement, or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of the Guaranteed Indebtedness and no such right or remedy of subrogation, reimbursement or otherwise shall be exercised or otherwise entered (except that proofs of claim may be filed in a bankruptcy or insolvency proceeding) unless and until the Guaranteed Indebtedness has been indefeasibly paid in full.

6.        If acceleration of the time for payment of any amount payable by the Borrower under the Guaranteed Indebtedness is stayed upon the insolvency, bankruptcy, or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Guaranteed Indebtedness shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Agent or any Lender.

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7.        The Guarantor hereby agrees that its obligations under this Guaranty shall not be released, discharged, diminished, impaired, reduced, or affected for any reason or by the occurrence of any event, including, without limitation, one or more of the following occurrences or events, whether or not with notice to or the consent of the Guarantor: (a) the taking or accepting of collateral as security for any or all of the Guaranteed Indebtedness or the release, surrender, exchange, or subordination of any collateral now or hereafter securing any or all of the Guaranteed Indebtedness; (b) any partial release of the liability of the Guarantor hereunder, or the full or partial release of any other guarantor of the Guaranteed Indebtedness from liability for any or all of the Guaranteed Indebtedness; (c) any disability of the Borrower, or the dissolution, insolvency, or bankruptcy of the Borrower, the Guarantor, or any other party at any time liable for the payment of any or all of the Guaranteed Indebtedness; (d) any renewal, extension, modification, waiver, amendment, or rearrangement of any or all of the Guaranteed Indebtedness or any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness; (e) any adjustment, indulgence, forbearance, waiver, or compromise that may be granted or given by the Agent or any Lender to the Borrower, the Guarantor, or any other party ever liable for any or all of the Guaranteed Indebtedness; (f) any neglect, delay, omission, failure, or refusal of the Agent or any Lender to take or prosecute any action for the collection of any of the Guaranteed Indebtedness or to foreclose or take or prosecute any action in connection with any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness; (g) the unenforceability or invalidity of any or all of the Guaranteed Indebtedness or of any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness; (h) any payment by the Borrower or any other party to the Agent or any Lender is held to constitute a preference under applicable bankruptcy or insolvency law or if for any other reason the Agent or any Lender is required to refund any payment or pay the amount thereof to someone else; (i) the settlement or compromise of any of the Guaranteed Indebtedness; (j) the non-perfection of any Lien securing any or all of the Guaranteed Indebtedness; (k) any impairment of any collateral securing any or all of the Guaranteed Indebtedness; (l) the failure of the Agent or any Lender to sell any collateral securing any or all of the Guaranteed Indebtedness in a commercially reasonable manner or as otherwise required by law; (m) any change in the corporate existence, structure, or ownership of the Borrower; or (n) any other circumstance which might otherwise constitute a defense available to, or discharge of, the Borrower, the Guarantor, or any other party at any time liable for the payment of any or all of the Guaranteed Indebtedness other than payment of the Guaranteed Indebtedness.

8.        The Guarantor represents and warrants as follows:

   (a)        All of the representations and warranties in the Credit Agreement relating to the Guarantor are true and correct as of the date hereof and on each date the representations and warranties hereunder are restated pursuant to the Loan Documents with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date or to the extent that a fact, event, or circumstance has occurred that makes such representation or warranty untrue but which is not prohibited to occur or exist (or which does not cause a Default or an Event of Default) under the Loan Documents.

4

  (b)        The value of the consideration received and to be received by the Guarantor as a result of the Borrower, the Agent, and the Lenders entering into the Credit Agreement and the Guarantor’s executing and delivering this Guaranty and the other Loan Documents to which it is a party is reasonably worth at least as much as the liability and obligation of the Guarantor hereunder and thereunder, and the Credit Agreement and the extension of credit to the Borrower thereunder have benefitted and may reasonably be expected to benefit the Guarantor directly or indirectly. Execution and delivery of this Guaranty and the other Loan Documents to which the Guarantor is a party is necessary or convenient to the conduct, promotion, and attainment of the business of the Guarantor.

  (c)        The Guarantor has, independently and without reliance upon the Agent or any Lender and based upon such documents and information as the Guarantor has deemed appropriate, made its own analysis and decision to enter into the Loan Documents to which it is a party.

  (d)        The Guarantor has adequate means to obtain from the Borrower on a continuing basis information concerning the financial condition and assets of the Borrower, and the Guarantor is not relying upon the Agent or the Lenders to provide (and neither the Agent nor any Lender shall have any duty to provide) any such information to the Guarantor either now or in the future.

9.        The Guarantor covenants and agrees that, as long as the Guaranteed Indebtedness or any part thereof is outstanding or any Lender has any commitment under the Credit Agreement, the Guarantor will comply with all covenants set forth in the Credit Agreement specifically applicable to the Guarantor, the terms of which are incorporated herein by reference.

10.      During the existence of an Event of Default, the Agent and the Lenders shall have the right to set-off and apply against this Guaranty or the Guaranteed Indebtedness or both, at any time and without notice to the Guarantor, any and all deposits (general or special, time or demand, provisional or final, but excluding any account established by the Guarantor as a fiduciary for another party) or other sums at any time credited by or owing from the Agent and the Lenders to the Guarantor whether or not the Guaranteed Indebtedness is then due and irrespective of whether or not the Agent or any Lender shall have made any demand under this Guaranty. Each Lender agrees promptly to notify the Borrower (with a copy to the Agent) after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights and remedies of the Agent and the Lenders hereunder are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Agent or any Lender may have.

11.      (a)        The Guarantor hereby agrees that the Subordinated Indebtedness (as defined below) shall be subordinate and junior in right of payment to the prior indefeasible payment in full of all Guaranteed Indebtedness as herein provided. The Subordinated Indebtedness shall not be payable, and no payment of principal, interest, or other amounts on account thereof, and no property or guarantee of any nature to secure or pay the Subordinated Indebtedness or any part thereof shall be made or given, directly or indirectly by or on behalf of any Debtor (as defined below) or received, accepted, retained, or applied by the Guarantor unless and until the Guaranteed Indebtedness shall

5

have been indefeasibly paid in full in cash; except that prior to occurrence of an Event of Default, the Guarantor shall have the right to receive payments on the Subordinated Indebtedness made in the ordinary course of business unless, and except to the extent that, the payment or receipt of such payments is prohibited or otherwise restricted by the Credit Agreement or another Loan Document other than this Guaranty. During the existence of a Default, no payments of principal or interest may be made or given, directly or indirectly, by or on behalf of any Debtor or received, accepted, retained, or applied by the Guarantor, except for payments in Securities subordinated at least to the same extent as the Subordinated Indebtedness, unless and until the Guaranteed Indebtedness shall have been indefeasibly paid in full in cash. If any sums shall be paid to the Guarantor by any Debtor or any other Person on account of the Subordinated Indebtedness when such payment is not permitted hereunder, such sums shall be held in trust by the Guarantor for the benefit of the Agent (for the benefit of the Agent and the Lenders) and shall forthwith be paid to the Agent without affecting the liability of the Guarantor under this Guaranty and may be applied by the Agent against the Guaranteed Indebtedness in accordance with the terms of the Credit Agreement. Upon the request of the Agent, the Guarantor shall execute, deliver, and endorse to the Agent such documentation as the Agent may request to perfect, preserve, and enforce its rights hereunder. For purposes of this Guaranty, the term “Subordinated Indebtedness” means all indebtedness, liabilities, and obligations of the Borrower or any other party obligated at any time to pay any of the Guaranteed Indebtedness other than the Guarantor (the Borrower and such other obligated parties (including, without limitation, any Contributing Guarantors) are referred to herein as the “Debtors”) to the Guarantor, whether such indebtedness, liabilities, and obligations now exist or are hereafter incurred or arise, or are direct, indirect, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such indebtedness, liabilities, or obligations are evidenced by a note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such indebtedness, obligations, or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by the Guarantor.

(b)        The Guarantor agrees that any and all Liens (including, without limitation, any judgment liens), upon any Debtor’s assets securing payment of any Subordinated Indebtedness shall be and remain inferior and subordinate to any and all Liens, if any, upon any Debtor’s assets securing payment of the Guaranteed Indebtedness, or any part thereof, regardless of whether such Liens in favor of the Guarantor, the Agent, or any Lender presently exist or are hereafter created or attached. Without the prior written consent of the Agent, until final repayment in full of all Guaranteed Indebtedness, the Guarantor shall not (i) file suit against any Debtor or exercise or enforce any other creditor’s right it may have against any Debtor (provided that the Guarantor may file proofs of claim against the Borrower or any other Debtor in any bankruptcy or insolvency proceeding), or (ii) foreclose, repossess, sequester, or otherwise take steps or institute any action or proceedings (judicial or otherwise, including, without limitation, the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief, or insolvency proceeding) to enforce any obligations of any Debtor to the Guarantor or any Liens held by the Guarantor on assets of any Debtor.

6

(c)        In the event of any receivership, bankruptcy, reorganization, rearrangement, debtor’s relief, or other insolvency proceeding involving any Debtor as debtor, the Agent shall have the right to prove and vote any claim under the Subordinated Indebtedness and to receive directly from the receiver, trustee, or other court custodian all dividends, distributions, and payments made in respect of the Subordinated Indebtedness, except payments in Securities subordinated at least to the same extent as the Subordinated Indebtedness, until the Guaranteed Indebtedness has been indefeasibly paid in full in cash. The Agent may apply any such dividends, distributions, and payments against the Guaranteed Indebtedness in accordance with the terms of the Credit Agreement.

(d) The Guarantor agrees that all promissory notes, accounts receivable, ledgers, records, or any other evidence of Subordinated Indebtedness shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Guaranty.

12.      No amendment or waiver of any provision of this Guaranty or consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Agent and the Required Lenders except as otherwise provided in the Credit Agreement. No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

13.      Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by the Borrower or others (including, without limitation, any guarantor of the Guaranteed Indebtedness), with respect to any of the Guaranteed Indebtedness shall, if the statute of limitations in favor of the Guarantor against the Agent or any Lender shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

14.      This Guaranty is for the benefit of the Agent (for the benefit of the Agent and the Lenders) and its successors and assigns, and in the event of an assignment of the Guaranteed Indebtedness, or any part thereof, the rights and benefits hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty is binding not only on the Guarantor, but on the Guarantor’s successors and assigns.

15.      The Guarantor recognizes that the Agent and the Lenders are relying upon this Guaranty and the undertakings of the Guarantor hereunder and under the other Loan Documents to which the Guarantor is a party in making extensions of credit to the Borrower under the Credit Agreement and further recognizes that the execution and delivery of this Guaranty and the other Loan Documents to which the Guarantor is a party is a material inducement to the Agent and the Lenders in entering into the Credit Agreement and continuing to extend credit thereunder. The Guarantor hereby acknowledges that there are no conditions to the full effectiveness of this Guaranty or any other Loan Document to which it is a party.

7

16.      Any notice or demand to the Guarantor under or in connection with this Guaranty or any other Loan Document to which it is a party shall be deemed effective if given to the Guarantor, at the address of the Borrower in accordance with the notice provisions in the Credit Agreement.

17.      The Guarantor shall pay on demand all Attorney Costs and all other reasonable costs and expenses incurred by the Agent and the Lenders in connection with the administration, enforcement, or collection of this Guaranty.

18.      The Guarantor hereby waives promptness, diligence, notice of any default under the Guaranteed Indebtedness, demand of payment, notice of acceptance of this Guaranty, presentment, notice of protest, notice of dishonor, notice of the incurring by the Borrower of additional indebtedness, and all other notices and demands with respect to the Guaranteed Indebtedness and this Guaranty.

19.      The Credit Agreement, and all of the terms thereof, are incorporated herein by reference the same as if stated verbatim herein, and the Guarantor agrees that the Agent and the Lenders may exercise any and all rights granted to any of them under the Credit Agreement and the other Loan Documents without affecting the validity or enforceability of this Guaranty.

20.      Notwithstanding any provision of this Guaranty to the contrary:

  (a)        The Guarantor understands and acknowledges that if the Agent or any Lender forecloses, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the indebtedness, that foreclosure could impair or destroy any ability that the Guarantor may have to seek reimbursement, contribution, or indemnification from the Borrower or others based on any right the Guarantor may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by the Guarantor under this Guaranty. The Guarantor further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of the Guarantor’s rights, if any, may entitle the Guarantor to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968). By executing this Guaranty, the Guarantor freely, irrevocably, and unconditionally (i) waives and relinquishes that defense and agrees that the Guarantor will be fully liable under this Guaranty even though the Agent or any Lender may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Guaranteed Indebtedness, (ii) agrees that the Guarantor will not assert that defense in any action or proceeding which the Agent or any Lender may commence to enforce this Guaranty, (iii) acknowledges and agrees that the rights and defenses waived by the Guarantor in this Guaranty include any right or defense that the Guarantor may have or be entitled to assert based upon or arising out of any one or more of Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or Section 2848 of the California Code, and (iv) acknowledges and agrees that the Agent or any Lender is relying on this waiver in creating the Guaranteed Indebtedness, and that this waiver is a material part of the consideration which the Agent or any Lender is receiving for creating the Guaranteed Indebtedness.

8

  (b)        The Guarantor waives any rights and defenses that are or may become available to the Guarantor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.

  (c)        The Guarantor waives all rights and defenses that the Guarantor may have because any of the indebtedness is secured by real property. This means, among other things: (i) the Agent or any Lender may collect from the Guarantor without first foreclosing on any real or personal property collateral pledged by the Borrower; and (ii) if the Agent or any Lender forecloses on any real property collateral pledged by the Borrower (1) the amount of the indebtedness may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Agent or any Lender may collect from the Guarantor even if the Agent or any Lender, by foreclosing on the real property collateral, has destroyed any right the Guarantor may have to collect from the Borrower. This is an unconditional and irrevocable waiver of any rights and defenses the Guarantor may have because any of the indebtedness is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

21.      THIS GUARANTY EMBODIES THE FINAL, ENTIRE AGREEMENT OF THE GUARANTOR WITH RESPECT TO THE GUARANTOR’S GUARANTY OF THE GUARANTEED INDEBTEDNESS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. THIS GUARANTY IS INTENDED BY THE GUARANTOR AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THIS GUARANTY, AND NO COURSE OF DEALING AMONG THE GUARANTOR, THE AGENT, AND THE LENDERS, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT, OR MODIFY ANY TERM OF THIS GUARANTY. THERE ARE NO ORAL AGREEMENTS AMONG THE GUARANTOR, THE AGENT, AND THE LENDERS.

22.      THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA AND THE APPLICABLE LAWS OF THE U.S.

[Remainder of page intentionally left blank]

9

EXECUTED as of the 23rd day of August, 2000.

THE GUARANTOR:

WILLIAMS-SONOMA, INC.

By: __________________________________________

Name: ________________________________________

Title: _________________________________________

WILLIAMS-SONOMA STORES, INC.

By: __________________________________________

Name: ________________________________________

Title: _________________________________________

WILLIAMS-SONOMA STORES, LLC

By: __________________________________________

Name: ________________________________________

Title: _________________________________________

HOLD EVERYTHING, INC.

By: __________________________________________

Name: ________________________________________

Title: _________________________________________

POTTERY BARN, INC.

By: __________________________________________

Name: ________________________________________

Title: _________________________________________

10

POTTERY BARN KIDS, INC.

By: _______________________________________

Name: _____________________________________

Title: ______________________________________

CHAMBERS CATALOG COMPANY, INC.

By: _______________________________________

Name: _____________________________________

Title: ______________________________________

WILLIAMS-SONOMA RETAIL SERVICES, INC.

By: _______________________________________

Name: _____________________________________

Title: ______________________________________

WILLIAMS-SONOMA DIRECT, INC.

By: _______________________________________

Name: _____________________________________

Title: ______________________________________

11

EXHIBIT F

FORM OF NOTICE OF BORROWINGS, CONVERSIONS, CONTINUATIONS OR

REPAYMENTS

NOTICE OF BORROWINGS, CONVERSIONS, CONTINUATIONS OR REPAYMENTS

Date:                             , 20

Bank of America, N.A., as Agent

Credit Services

1850 Gateway Boulevard

5th Floor

CA4-706-05-09

Concord CA 94520

Attention:  Leroy Granby

    Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of February     , 2005 (as the same may be amended, restated or otherwise modified from time to time, the (“Credit Agreement”), among Williams-Sonoma, Inc. (the “Borrower”), the Lenders party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders (the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

    The Borrower hereby gives this Notice of Borrowings, Conversions, Continuations or Prepayments (“Notice”), irrevocably, pursuant to Section 5.3 of the Credit Agreement. The Borrower hereby notifies you of the following (check and/or complete the applicable item):1

_____	(a) Borrowings.

(i) Pursuant to the Credit Agreement, the Borrower requests a new borrowing under the Loan in the amount of $ on , 20 .

(ii) The borrowing will be a [Revolving Loan] [Swingline Advance].

(iii) If the borrowing is a Revolving Loan

(A) the borrowing will be of the following Type: [Base Rate Balance] [Libor Balance]

(B) if the borrowing will be a Libor Balance, the Interest Period for such Balance will be [one week] [ month(s)].

(iv) If the borrowing is a Swingline Advance

(A) the borrowing will be of the following Type: [Base Rate Balance] [IBOR Balance]

______________________

1 The Borrower shall also be required to provide the additional information (if any) required by the Credit Agreement.

(B) if the borrowing will be an IBOR Balance, the Interest Period for such Balance will be day(s).

_____	(b) [Conversion] [Continuation] of Loan.

(i) The Borrower requests a [Conversion] [Continuation] of the Revolving Loan in the amount of $ on , 20 .

(A) The Type of Balance to be [Converted] [Continued] will be a [Base Rate Balance] [Libor Balance].

(B) The Revolving Loan resulting from the [Conversion] [Continuation] will be a [Base Rate Balance] [Libor Balance].

(C) If the Revolving Loan resulting from the [Conversion] [Continuation] will be a Libor Balance, the Interest Period for such Balance will be [one week] [ month(s)].

(ii) The Borrower requests a [Conversion] [Continuation] of the Swingline Advances in the amount of $ on , 20 .

(A) The Type of Balance to be [Converted] [Continued] will be [a Base Rate Balance] [an IBOR Balance].

(B) The Swingline Advance resulting from the [Conversion] [Continuation] will be [a Base Rate Balance] [an IBOR Balance].

(C) If the Swingline Advance resulting from the [Conversion] [Continuation] will be an IBOR Balance, the Interest Period for such Balance will be day(s).

_____	(c) Prepayment.

(i) The Borrower will make a prepayment of the principal of the Loan in the amount of $ on , 20 .

(ii) The portion of the Loan to be prepaid will be the [Revolving Loan] [Swingline Advance].

(iii) If the portion of the Loan to be prepaid is the Revolving Loan

(A) the portion of the Revolving Loan being prepaid will be of the following Type: [Base Rate Balance] [Libor Balance]

(B) if the portion of the Revolving Loan being prepaid is a Libor Balance, it has an Interest Period of [one week] [ month(s)] that will end on , 20 .

(iv) If the portion of the Loan to be prepaid is the Swingline Advances

(A) the portion of the Swingline Advances being prepaid will be of the following Type: [Base Rate Balance] [IBOR Balance]

(B) if the portion of the Swingline Advances being prepaid is an IBOR Balance, it has an Interest Period of [ day(s)] that will end on , 20 ].

_____	(d) Termination or Reduction of Commitment(s).

(i) The Borrower hereby terminates the Commitments effective as of , 20 .

(ii) The Borrower hereby reduces the Commitments from $ in aggregate principal amount to $ in aggregate principal amount effective as of , 20 .

    The Borrower hereby certifies, represents and warrants to the Agent and the Lenders that all of the conditions precedent to the borrowing, Conversion, Continuation, prepayment and/or termination or reduction of Commitment requested pursuant to this Notice contained in the Loan Documents (including, without limitation, the conditions precedent set forth in Article 8 of the Credit Agreement) have been satisfied in full (without exception or waiver except as may have been agreed to by the Agent and the Lenders in accordance with the Credit Agreement).

    IN WITNESS WHEREOF, the undersigned has executed this Notice as of the day and year first above written.

WILLIAMS-SONOMA, INC.

By: ___________________________________

Name: _________________________________

Title: __________________________________

EXHIBIT G

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT

This Joinder Agreement (the “Agreement”) dated as of                  , 20    , is executed by the undersigned (the “Debtor”) for the benefit of BANK OF AMERICA, N.A., in its capacity as administrative agent for the Lenders party to the hereafter identified Credit Agreement (the “Agent”) and for the benefit of the Lenders in connection with that certain Third Amended and Restated Credit Agreement, dated as of February     , 2005, among WILLIAMS-SONOMA, INC. (the “Borrower”), the Agent, and the Lenders from time to time party thereto (as such agreement may be amended, restated or otherwise modified, the “Credit Agreement”; capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Credit Agreement).

RECITALS:

A.        The Debtor is a Subsidiary of the Borrower.

B.        Proceeds of the Loan under the Credit Agreement will be utilized, in part, to provide working capital to the Debtor for its operations.

C.        As consideration for the benefits derived by the Debtor as described in Recital B, the Debtor has agreed to become a party as a “Guarantor” to that certain Guaranty Agreement, dated as of August 23, 2000, entered into by each of the Guarantors pursuant to the terms of the Credit Agreement for the benefit of the Agent (the “Guaranty Agreement”). The Debtor now desires to become a “Guarantor” under the Guaranty Agreement as required by the Credit Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Debtor hereby agrees as follows:

AGREEMENT:

1.        The Debtor hereby assumes all the obligations of a “Guarantor” under the Guaranty Agreement and agrees that it is a “Guarantor” and bound as a “Guarantor” under the terms of the Guaranty Agreement as if it had been a signatory thereto. In accordance with the foregoing and for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Debtor irrevocably and unconditionally guarantees to the Agent and the Lenders the full and prompt payment and performance of the Guaranteed Indebtedness (as defined in the Guaranty Agreement) upon the terms and conditions set forth in the Guaranty Agreement.

2.        This Agreement shall be deemed to be part of, and a modification to, the Guaranty Agreement and shall be governed by all the terms and provisions of the Guaranty Agreement, which terms are incorporated herein by reference, are ratified and confirmed and shall continue in full force and effect as valid and binding agreements of the Debtor enforceable against the Debtor. The Debtor hereby waives notice of the Agent’s or any Lender’s acceptance of this Agreement.

IN WITNESS WHEREOF, the Debtor has executed this Agreement as of the day and year first written above.

GUARANTOR:

_______________________________________

By: ____________________________________

Name: __________________________________

Title: ___________________________________

EXHIBIT H

FORM OF ACKNOWLEDGMENT OF INTERCREDITOR AGREEMENT

AGREEMENT REGARDING INTERCREDITOR AGREEMENT

Reference is hereby made to that certain Intercreditor Agreement dated August 1, 1995 (the “Intercreditor Agreement”), by and among BANK OF AMERICA, N.A., (formerly Bank of America National Trust and Savings Association) as “Lender”, and each of Teachers Insurance And Annuity Association of America, Transamerica Life Insurance & Annuity Company, Transamerica Occidental Life Insurance Company, and New England Mutual Life Insurance Company as “Noteholders”. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Intercreditor Agreement.

The Intercreditor Agreement was executed in connection with extensions of credit by the Noteholders and the Lender to WILLIAMS-SONOMA, INC., a California corporation (the “Company”), and provides, among other things, for the pro rata sharing of certain payments under guaranties provided by the subsidiaries of the Company for the Company’s indebtedness to the Noteholders, the Lender and other lenders.

The undersigned,                                                               (“                ”) proposes to enter into a Third Amended and Restated Credit Agreement dated as of February     , 2005 (the “Credit Agreement”), with the Company pursuant to which various lenders, including                                  will provide the Company with a revolving credit facility of up to $                , which Credit Agreement will be guaranteed by certain of the Company’s subsidiaries (said guaranties being hereafter referred to individually as a “Syndicated Credit Agreement Subsidiary Guaranty”, and collectively as the “Syndicated Credit Agreement Subsidiary Guaranties”).

                                              hereby acknowledges that it has received a copy of the Intercreditor Agreement, has reviewed same and is familiar with all of the terms and provisions thereof.

By execution hereof,                                               hereby agrees (i) to be bound by all of the terms and provisions of the Intercreditor Agreement with respect to payments under any Syndicated Credit Agreement Subsidiary Guaranty, (ii) that each Syndicated Credit Agreement Subsidiary Guaranty shall constitute a “Subsidiary Guaranty” under and as defined in the Intercreditor Agreement, (iii) that all principal of, premium, if any, and interest on, the loans made under and pursuant to the Credit Agreement and any other obligations of the Company under the Credit Agreement which are guaranteed by the Syndicated Credit Agreement Subsidiary Guaranties shall be “Subject Obligations” under and as defined in the Intercreditor Agreement, (iv) that the Credit Agreement shall be a “Bank Credit Agreement” under and as defined in the Intercreditor Agreement, (v) that loans made under the Credit Agreement shall be “Loans” under and as defined in the Intercreditor Agreement, and (vi) that                                      shall be and become a “Creditor” under and as defined in the Intercreditor Agreement.

Any notices under the Intercreditor Agreement shall be delivered to                                          at the following address:

_______________________________
_______________________________
_______________________________
Attention: ____________________
[Title]

The signatories hereto may execute this agreement in separate counterparts, all of which will constitute one and the same instrument when taken together.

Executed as of this      day of February, 2005.

______________________________________

By: ___________________________________

Name: _________________________________

Title: __________________________________

BANK OF AMERICA, N.A., as Lender under the Intercreditor Agreement and as the administrative agent and L/C Issuer under the Credit Agreement, hereby acknowledges the foregoing undertaking by                                     , and confirms and reaffirms its obligations under the Intercreditor Agreement.

BANK OF AMERICA, N.A.

By: ___________________________________

Name: _________________________________

Title: __________________________________

Further, each of the undersigned hereby acknowledges and agrees to the foregoing:

WILLIAMS-SONOMA, INC.

By: ___________________________________

Name: _________________________________

Title: __________________________________

WILLIAMS-SONOMA STORES, INC.

By: ___________________________________

Name: _________________________________

Title: __________________________________

WILLIAMS-SONOMA STORES, LLC

By Williams-Sonoma, Inc. its Sole Manager.

By: ___________________________________

Name: _________________________________

Title: __________________________________

HOLD EVERYTHING, INC.

By: ___________________________________

Name: _________________________________

Title: __________________________________

POTTERY BARN, INC.

By: ___________________________________

Name: _________________________________

Title: __________________________________

POTTERY BARN KIDS, INC.

By: ______________________________________

Name: ____________________________________

Title: _____________________________________

WILLIAMS-SONOMA HOME, INC. (f/k/a

CHAMBERS CATALOG COMPANY, INC.)

By: ______________________________________

Name: ____________________________________

Title: _____________________________________

WILLIAMS-SONOMA RETAIL SERVICES, INC.

By: ______________________________________

Name: ____________________________________

Title: _____________________________________

WILLIAMS-SONOMA DIRECT, INC.

By: ______________________________________

Name: ____________________________________

Title: _____________________________________

POTTERY BARN TEEN, INC.

By: ______________________________________

Name: ____________________________________

Title: _____________________________________

WEST ELM, INC.

By: ___________________________________

Name: _________________________________

Title: __________________________________

WILLIAMS-SONOMA PUBLISHING, INC.

By: ___________________________________

Name: _________________________________

Title: __________________________________

WILLIAMS-SONOMA GIFT MANAGEMENT,

INC.

By: ___________________________________

Name: _________________________________

Title: __________________________________

Schedule 1

to

Williams-Sonoma, Inc.

Credit Agreement

Existing Letters of Credit

LC#	Beneficiary	Amount	Expiration Date
#3037939	Travelers Indemnity Company	$75,000,000	4/30/05
#3049290	United States Fidelity & Guaranty Company	$2,450,000	6/1/05
#3049291	Hartford Fire Insurance Company	$8,000,000	6/1/05
#3050164	Liberty Mutual Insurance Company	$290,554	7/15/05
#3058296	United States Fidelity & Guaranty Company	$6,500,000	6/1/05
#3063105	The Bank of New York Trust Company	$14,447,819.36	6/15/05

Schedule 15.7

to

Williams-Sonoma, Inc.

Credit Agreement

Processing And Recordation Fees

The Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $2,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction	Assignment Fee
First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-

Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500

Schedule 15.12

to

Williams-Sonoma, Inc.

Credit Agreement

Addresses for Notices

WILLIAMS - SONOMA, INC.:

Williams-Sonoma, Inc.

3250 Van Ness Avenue

San Francisco, California 94109

Attention:         Sharon McCollam, Senior Vice President, Chief Financial Officer

Telecopy No.:  415-733-3180

Website Address:     www.williams-sonomainc.com

BANK OF AMERICA, N.A. (as the Agent)

Funding Notices:

Bank of America, N.A.
Credit Services
1850 Gateway Boulevard, 5th Floor
CA4-706-05-09
Concord, CA 94520
Attention:	Leroy Granby
Telephone:	925-675-8368
Telecopier:	888-969-2419
Electronic Mail: Leroy.s.granby@bankofamerica.com

Other Notices:

Bank of America, N.A.
Agency Management
800 Fifth Avenue, 37th Floor
WA1-501-37-20
Seattle, WA 98104
Attention:	Tiffany Shin
Telephone:	206-358-0078
Telecopier:	206-358-0971
Electronic Mail: tiffany.shin@bankofamerica.com

Agent’s Payment Instructions:

Bank of America, N.A.

Dallas, TX

ABA # 111000012

Account Name: Corporate FTA

Account Number: 3750836479

Attention:    Leroy Granby

Reference:    Williams-Sonoma

BANK OF AMERICA, N.A. (as L/C Issuer)

For Standby Letters of Credit:

Bank of America, N.A.
Trade Operations-Standby LC
333 S. Beaudry Avenue, 19th Floor
CA9-703-19-23
Los Angeles, CA 90017
Attention:	Bolivar Carrillo
Telephone:	213-345-0089
Telecopier:	213-345-6684
Electronic Mail: Bolivar.carrillo@bankofamerica.com

For Commercial Letters of Credit:

Bank of America, N.A.
Trade Operations-Commercial LC
333 S. Beaudry Avenue, 19th Floor
CA9-703-19-15
Los Angeles, CA 90017
Attention:	Frantz Bellevue
Telephone:	213-345-6616
Telecopier:	213-345-9665
Electronic Mail: frantz.bellevue@bankofamerica.com